SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the registrant ☑

Filed by a party other than the registrant ☐
Check the appropriate box:

☑	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.

Citizens First Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (check appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
(1)	Title of each class of security to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
April 30, 2009
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Citizens First Bancorp, Inc. The meeting will be held at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan, on Thursday, May 21, 2009 at 10:00 a.m., local (EDST) time.
The notice of annual meeting and proxy statement appearing on the following pages describes the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of BDO Seidman, LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.
We look forward to seeing you at the meeting.
Sincerely,
Marshall J. Campbell
Chairman of the Board, President
and Chief Executive Officer

Notice of Annual Meeting of Stockholder
Introduction
Voting and Proxy Procedure
Stock Ownership
Common Stock Held by Directors, Director Nominees and Named Executive Officers
Proposal 1 — Election of Directors
Report of the Audit Committee
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Outstanding Equity Awards Table
Option Exercises and Stock Vested Table
Nonqualified Deferred Compensation Table (ExSOP[1] and Management Plan2) (2008)
Qualified Plan Pension Benefits Table
Grants of Plan Based Awards (2008)
Director Compensation Table (2008)
Compensation Committee Interlocks and Insider Participation
Transactions with Related Parties
Section 16(a) Beneficial Ownership Reporting Compliance
Proposal 2 — Amendment to Certificate of Incorporation to Increase Authorized Shares
Proposal 3 — Adjournment of the Company’s Annual Meeting
Proposal 4 — Ratification of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm Fees
Other Information about the Company
Stockholder Proposals and Nominations
ANNEX A

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
Notice of Annual Meeting of Stockholders
On Thursday, May 21, 2009, Citizens First Bancorp, Inc. (the “Company”) will hold its annual meeting of stockholders at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan. The meeting will begin at 10:00 a.m., local (EDST) time. At the meeting, the stockholders will consider and act on the following:
1.	The election of two directors to serve terms of three years;

2.	A proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 20,000,000 to 500,000,000;

3.	A proposal to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendment to Company’s Certificate of Incorporation to increase the number of authorized shares of common stock as set forth in Proposal 2;

4.	The ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and

5.	The transaction of any other business that may properly come before the meeting.
The Board of Directors is not aware of any other business scheduled to come before the meeting.
Only stockholders of record at the close of business on March 23, 2009 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting. Please complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.
By order of the Board of Directors,
Timothy D. Regan
Secretary
Port Huron, Michigan
April 30, 2009
Important: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 21, 2009
The proxy statement and annual report to security holders
are available at www.cfpproxy.com/5089

Citizens First Bancorp, Inc.
525 Water Street
Port Huron, Michigan 48060
Proxy Statement for Annual Meeting of
Shareholders to be held May 21, 2009
Introduction
     This Proxy Statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens First Bancorp, Inc. (the “Company”) to be used at the 2009 Annual Meeting of stockholders of the Company (the “Annual Meeting”). The Company is the holding company for CF Bancorp, a Michigan savings bank which was formerly known as Citizens First Savings Bank (the “Bank”). The Annual Meeting will be held at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan on Thursday, May 21, 2009 at 10:00 a.m., local (EDST) time. This Proxy Statement and the enclosed proxy card are being mailed on or about April 30, 2009 to stockholders of record on March 23, 2009 (the “Record Date”).
Voting and Proxy Procedure
Who Can Attend and Vote at the Meeting
     You are entitled to vote your shares of common stock, no par value, of Company (the “Common Stock”) at the Annual Meeting if the records of the Company show that you held your shares as of the close of business on the Record Date. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares of Common Stock at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee on how to vote your shares at the Annual Meeting.
     If you are a stockholder as of the close of business on the Record Date, you may, but are not required to, attend the Annual Meeting. However, if you hold your shares of Common Stock in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from a bank or broker are acceptable examples of proof of ownership. If you want to vote your shares of Common Stock held in street name in person at the Annual Meeting, you will need to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares. For additional information on attending the Annual Meeting and voting in person, please contact Timothy D. Regan, Secretary of Citizens First Bancorp, Inc. at 525 Water Street in Port Huron, Michigan 48060.
     As of the close of business on the Record Date, a total of 8,223,968 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the stockholders for a vote; provided, however, that pursuant to the Company’s Certificate of Incorporation a record owner of shares of Common Stock, which are beneficially owned, either directly or indirectly, by a person or entity that beneficially owns in excess of 10% of the Company’s issued and outstanding shares of Common Stock, is not entitled or permitted to any vote with respect to the shares of Common Stock held in excess of the 10% aggregate limit.

Vote Required
     A majority of the issued and outstanding shares of Common Stock entitled to vote is required to be represented at the Annual Meeting in order to constitute a quorum for the transaction of business. If you return a valid proxy card or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
     In voting on the election of the directors, you may vote your shares of Common Stock in favor of each nominee, withhold your vote for each nominee, or withhold your vote as to any nominee. Directors are elected by a plurality of the shares of Common Stock voted in favor of such nominees. This means that the nominee receiving the greatest number of votes will be elected.
     In voting on the proposed amendment to the Company’s Certificate of Incorporation (Proposal 2), you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting altogether. The affirmative vote of at least a majority of the shares entitled to vote at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to Proposal 2. Therefore, abstentions and broker non-votes will have the effect of votes cast “AGAINST” Proposal 2.
     In voting on the proposal to allow management the discretion to adjourn, postpone or continue the Annual Meeting (Proposal 3), you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting altogether. Proposal 3 will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes, which are not generally considered to be votes cast under Delaware law, will have no effect on the outcome of this Proposal 3.
     In voting on the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm (Proposal 4), you may vote your shares of Common Stock for the proposal, against the proposal or abstain from voting. The ratification of BDO Seidman, LLP will be decided by the affirmative vote of a majority of the shares of Common Stock voting on such matter. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.
Voting by Proxy
     The Company’s Board of Directors is sending you this Proxy Statement and the enclosed proxy card to request that you allow your shares of Common Stock to be represented at the Annual Meeting by the proxy committee designees named in the enclosed proxy card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted by the designees as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “for” each of the nominees for Director under Proposal 1 and a vote “for” each of Proposals 2, 3 and 4.
     If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the designees named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your shares of Common Stock may be voted by the designees named in the proxy card on the new meeting date as well, unless you have revoked your proxy. As of the date of this Proxy Statement, the Company does not know of any other matters to be presented at the Annual Meeting.
     You may revoke your proxy at any time before a vote is taken at the Annual Meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your shares of Common Stock have been voted at the Annual Meeting, deliver a later dated proxy or attend the Annual Meeting and vote your shares in person by ballot. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.
     If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and which accompanies this Proxy Statement.
You Can Vote Without Attending the Meeting
     Whether you hold shares directly or in street name, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:
o	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

o	By Phone — You may vote by phone by calling 1-866-233-2408 and following the instructions given.

o	By Internet — You may vote by internet at https://www.proxyvotenow.com/ctzn
     Your vote by phone is valid as authorized by the Delaware General Corporation Law.
     For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone, or Internet, your broker or nominee will vote your shares as you have directed.
Proxy Solicitation
     Proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and the Bank without any additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse those record holders for their reasonable expenses in doing so. The Company will bear the costs of preparing, printing and mailing this proxy statement, the accompanying proxy card and other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board.
     The Company has retained Morrow & Co., L.L.C., a proxy solicitation firm, to assist the Company in soliciting proxies. The Company anticipates that the costs of Morrow & Co., L.L.C.’s services will be approximately $10,000.

Participants in Citizens First Bancorp Inc. 2001 Stock Based Incentive Plan, Citizens First Savings Bank ESOP and 401(K) Plan
     If you participate in the Citizens First Savings Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares of Common Stock through the Citizens First Savings Bank 401(k) Plan (the “401(k) Plan”), you will receive with this Proxy Statement a vote authorization form for each plan that will reflect all shares you may direct the trustees to vote on your behalf under these plans. Under the terms of the ESOP, all shares of Common Stock held by the ESOP are voted by the ESOP trustee, but each participant in the ESOP may direct the trustee how to vote the shares of Common Stock allocated to that participant’s account. Unallocated shares of Common Stock held by the ESOP, and the allocated shares for which no timely instructions are received, will be voted by the ESOP trustee in accordance with the exercise of its fiduciary duties. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will not vote the shares of Common Stock for which it does not receive timely instructions from participants. If you have received a restricted stock award under the Citizens First Bancorp, Inc. 2001 Stock Based Incentive Plan (“SBIP”), you will receive with this Proxy Statement a vote authorization form for those shares, by which you may direct the trustee of the trust (the “Rabbi Trust”) which holds shares of Common Stock for the benefit of SBIP participants, to vote those shares on your behalf. Shares of Common Stock held in the Rabbi Trust for the benefit of SBIP participants, for which no timely voting instructions are received, will be voted by the Rabbi Trust trustee in accordance with the exercise of its fiduciary duties.
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Stock Ownership
Significant Stockholdings
     As of the Record Date, the following persons or entities were the only stockholders known to the Company to be beneficial owners of more than five percent (5%) of the Company’s issued and outstanding shares of Common Stock:

Name and Address of	Shares of Common	Percent
Beneficial Owner	Stock Owned	of Class
Citizens First Foundation 525 Water Street Port Huron, Michigan 48060	761,105	9.25%

Citizens First Savings Bank Employee Stock Ownership Plan (1) 525 Water Street Port Huron, Michigan 48060	723,465	8.80%

Keeley Asset Management Corp., (2) Kamco Thrift Partners Limited Partnership, John L. Keeley, Jr. 401 South LaSalle Street Chicago, Illinois 60605	717,308	8.72%

Dimensional Fund Advisors LP (3) Dimensional Holdings, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	613,374	7.46%

PL Capital Group (4) c/o 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	755,168	9.18%

Notes to Significant Stockholdings Table

(1)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee may vote unallocated shares, and allocated shares for which no timely voting instructions are received, in accordance with its fiduciary duties. As of the Record Date, 317,406 shares of Common Stock had been allocated to participants’ accounts and 406,059 shares remain unallocated under the ESOP.

(2)	Based on the Amendment No. 3 to Schedule 13G as filed by such beneficial owners with the Securities and Exchange Commission on February 24, 2009. Such beneficial owners disclose sole voting power over 704,163 shares of Common Stock and sole dispositive power over 717,308 shares of Common Stock as beneficially owned by Keeley Asset Management Corp., and sole voting and dispositive power over 45,538 shares as beneficially owned by John L. Keeley, Jr. Holders also filed an Exhibit 1 to the Schedule 13G in which they state they do not admit to being members of a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to any securities of the Company.

(3)	Based on the Amendment No. 2 to Schedule 13G as filed by such beneficial owner with the Securities and Exchange Commission as of February 9, 2009. Such beneficial owner discloses sole voting power over 610,284 shares of Common Stock and sole dispositive power over 613,374 shares of Common Stock.

(4)	Based on Schedule 13D filed by the holders listed below (collectively “PL Capital Group”) with the Securities and Exchange Commission on October 22, 2008. The PL Capital Group filed an Exhibit 1 to the Schedule 13D in which they state they are a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with respect to the securities of Company. In the filing, the holders reported the following with respect to the securities of the Company:

				Shared
	Beneficially	Sole Voting	Shared Voting	Dispositive
Name	Owned	Power	Power	Power
Financial Edge Fund, L.P.	320,798	0	320,798	320,798
Financial Edge — Strategic Fund, L.P.	144,279	0	144,279	144,279
Goodbody/PL Capital, L.P.	146,258	0	146,258	146,258
PL Capital Focused Fund, L.P	143,627	0	143,627	143,627
PL Capital, L.L.C	608,704	0	608,704	608,704
PL Capital Advisors, L.L.C.	754,962	0	754,962	754,962
Goodbody/PL Capital, L.L.C	146,258	0	146,258	146,258
John W. Palmer	754,962	0	754,962	754,962
Richard J. Lashley	755,168	206	754,962	754,962

Common Stock Held by Directors, Director Nominees and Named Executive Officers
     The following table sets forth the beneficial ownership as of the Record Date of the issued and outstanding Common Stock by each of the Company’s directors, director nominees and the Company’s named executive officers, as well as the directors, director nominees and named executive officers as a group.

	Shares of
	Common
	Stock		Percentage
Name	Owned(1)		of Class
J. Stephen Armstrong	71,122	(2)	*
Bethany Ann Belanger	21,000	(3)	*
Douglas E. Brandewie	62,004	(4)	*
Marshall J. Campbell	266,342	(5)	3.24%
Ronald W. Cooley	39,328	(6)	*
Dan L. DeGrow	28	(7)	*
Walid Demashkieh, M.D.	19,794	(8)	*
Daniel G. Lockwood	8,617	(9)	*
Timothy D. Regan	99,520	(10)	1.21%
Richard W. Stafford	45,601	(11)	*
Janice U. Whipple	9,300	(12)	*
All directors, director nominees and named executive officers as a group (11 Persons)			7.81%

*	Less than 1%.

Notes for Director and Officer Beneficial Ownership Table

(1)	Except as otherwise noted, none of the named individuals holds with another person either voting or investment power. Includes shares held in the names of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2)	Includes 23,771 restricted stock awards and 8,594 shares in Company’s ESOP over which Mr. Armstrong has voting, but not investment, power. Includes 26,000 shares subject to options that are presently exercisable. Includes 390 shares owned by Mr. Armstrong’s spouse, for which Mr. Armstrong disclaims beneficial ownership.

(3)	Ms. Belanger was appointed to the Company’s board of directors in December of 2007. Does not include Ms. Belanger’s share units under the Directors’ Deferred Fee Plan.

(4)	Includes 32,200 restricted stock awards and 1,243 shares in Company’s ESOP over which Mr. Brandewie has voting, but not investment, power. Includes 6,000 shares subject to options that are presently exercisable.

(5)	Includes 141,760 restricted stock awards over which Mr. Campbell has voting, but not investment, power.

(6)	Includes 3,300 shares subject to options that are currently exercisable by Mr. Cooley. Does not include Mr. Cooley’s share units under the Directors’ Deferred Fee Plan.

(7)	Mr. DeGrow was elected to the Company’s board of directors at the 2008 Annual Meeting. Does not include Mr. DeGrow’s share units under the Directors’ Deferred Fee Plan.

(8)	Includes 3,300 shares subject to options that are currently exercisable. Includes 700 shares owned by Dr. Demashkieh’s spouse in her IRA, for which Dr. Demashkieh disclaims beneficial ownership. Includes 9,589 shares held in trust by Dr. Demashkieh’s spouse for which he disclaims beneficial ownership. Does not include Dr. Demashkieh’s share units under the Directors’ Deferred Fee Plan.

(9)	Mr. Lockwood was appointed to the Company’s Board of Directors in December of 2007. Does not include Mr. Lockwood’s share units under the Directors’ Deferred Fee Plan.

(10)	Includes 33,900 restricted stock awards and 8,427 shares in Company’s ESOP over which Mr. Regan has voting, but not investment, power. Includes 26,000 shares subject to options that are presently exercisable.

(11)	Includes 34,200 restricted stock awards and 2,004 shares in Company’s ESOP over which Mr. Stafford has voting, but not investment, power. Includes 5,000 shares subject to options that are currently exercisable.

(12)	Includes 3,300 shares subject to options that are currently exercisable, and 6,000 shares owned by Mrs. Whipple’s husband’s IRA, for which Mrs. Whipple disclaims beneficial ownership. Does not include Mrs. Whipple’s share units under the Directors’ Deferred Fee Plan.
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Proposal 1 — Election of Directors
     The Company’s Board of Directors currently consists of seven positions. The Board is divided into three classes. The classes have staggered three-year terms. The nominees for election this year are Marshall J. Campbell and Bethany Ann Belanger.
     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the Proxy Committee designated in the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.
     The Board of Directors has determined that all Directors and nominees have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Marshall J. Campbell, who is the Chief Executive Officer of the Company. In making this determination, the Board of Directors took into account the transactions disclosed under the caption “Transactions with Related Parties” appearing later in this Proxy Statement. In making this determination, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. Directors and nominees determined to be independent by the Board of Directors are Ronald W. Cooley, Bethany Ann Belanger, Walid Demashkieh, M.D., Janice U. Whipple, Daniel G. Lockwood and Dan L. DeGrow.
     The Executive-Nominating Committee of the Board of Directors recommends director candidates to the Board of Directors for nomination, in accordance with the Committee’s Charter and the Company’s Bylaws. The Executive-Nominating Committee has investigated and assessed the background and skills of potential candidates. Although the Executive-Nominating Committee is empowered to engage a third party search firm to assist, the Committee currently believes that the existing directors of the Company and its subsidiaries have significant networks of business contacts to identify candidates. Upon identifying candidates for serious consideration, the Committee meets with the full Board of Directors to assess, both objectively and subjectively, the relative qualifications which each candidate would bring to the Board of Directors. Any candidate who merited further consideration would subsequently interview with Committee members, and meet the Company’s Chief Executive Officer. The Executive-Nominating Committee would elicit feedback from all persons who met the candidate and then determine whether or not to recommend the candidate to the Board of Directors for nomination.
     The Company’s Bylaws currently provide for certain minimum requirements for Directors, including (1) at least one year’s residency in a county where the Company or one of its subsidiaries maintains a banking office, or a county contiguous to any such county, and (2) no directorship or executive officer position held at a competing financial institution. The Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics set forth the following criteria for Directors: independence (a majority of the Directors must be independent); honesty and integrity; willingness to devote sufficient time to fulfilling duties as a Director; particular experience, skills or expertise relevant to the Company’s business; depth and breadth of business and civic experience in leadership positions; and ties to the Company’s geographic markets. It is the policy of the Executive-Nominating Committee that all members of the Company’s Board of Directors be independent, with the exception of the Chief Executive Officer. Directors must also beneficially own at least 2,500 shares of Company Common Stock within a year of becoming a director. No director may be nominated by the Board to serve a new term after reaching age 75. The Company’s Corporate Governance Guidelines provide that shareholders may propose nominees by submitting the names and qualifications of such persons to the Chairman of the Executive-Nominating Committee. Submissions are to be addressed to the Chair of the Executive-Nominating Committee at the Company’s executive offices, which submissions will then be forwarded to the Chair. The Executive-Nominating Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The submission should be made no later than December 31 of each year for consideration in regard to the next annual meeting of stockholders. The Executive-Nominating Committee is not obligated to recommend to the Board, nor the Board to nominate, any such individual for election.
     The Executive-Nominating Committee has not hired any director search firm in 2006, 2007, 2008, or 2009, and, accordingly, paid no fees to any such firm. As indicated above, however, the Committee may do so in the future if necessary.
     Neither the Board nor the Executive-Nominating Committee has implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most directors being able to attend the Annual Meeting. In 2008, all Company Directors attended the Annual Meeting.
     Information regarding the nominees and the Directors continuing in office is provided below. In addition, information regarding each of the Company’s Executive Officers is provided. Unless otherwise stated, each individual has held the described occupation for the last five years. The age indicated in each individual’s biographical information is as of December 31, 2008.
Nominees for Election of Director
     Marshall J. Campbell, age 58, has been the Company’s Chairman of the Board of Directors since 2000. Mr. Campbell was appointed President and Chief Executive Officer of the Company in August 2001. In August 2001, Mr. Campbell also was appointed Chairman of the Board, President and Chief Executive Officer of the Bank. Mr. Campbell has been a Director of the Bank since 1997. Upon the Company’s acquisition of Metro Bancorp, Inc., Mr. Campbell was elected to serve on the Board of Directors of Metrobank, which was merged into the Bank on October 1, 2005. Prior to August 2001, Mr. Campbell served as President and Chief Executive Officer of Marshall E. Campbell Company, Inc. Mr. Campbell continued to serve on the Board of Directors of that company until December 31, 2003. Mr. Campbell served on the Board of Directors of The Commercial & Savings Bank of St. Clair County for nine years and on the Board of Directors of its holding company, Seaway Financial Corporation, for three years prior to their sale in 1997. Mr. Campbell also served as a Trustee of Blue Water Health Systems, Inc., the parent corporation of Port Huron Hospital, on whose board he served from 1989 until 1999. Mr. Campbell was Chairman of the Board of Port Huron Hospital for four of those years. Mr. Campbell has also previously served as a Trustee to the Port Huron Area School District and served as President of the Board of Education. Mr. Campbell is a Trustee, and a member of the Executive Committee, of The Community Foundation of St. Clair County, President of the Economic Development Alliance of St. Clair County and President of the St. Clair County Community College Foundation. Mr. Campbell is the Chairman of the Board of Directors of Citizens First Foundation, Inc. (the “Foundation”), and serves the Board as the President of the Foundation. Since July 1, 2007, Mr. Campbell has served on the governing body of St. Clair County Regional Educational Service Agency, which provides educational support services to St. Clair County’s seven K-12 school districts, and of which Mr. DeGrow serves as Superintendent.
     Bethany Ann Belanger, age 61, has been a Director of the Company and the Bank since December 2007. She founded Atlanta-based Guarantee Insurance Resources in 1988. During her 11 years as its president, the company became one of the largest group catastrophic health insurance companies in the nation. In 1999, the company was sold to Houston Casualty Company. Currently, Ms. Belanger is involved in numerous philanthropic and charitable activities, including membership on the boards of Trustees for the Community Foundation of St. Clair County and the St. Clair County Community College Foundation. On March 5, 2002, Ms. Belanger was one of only six women in the State of Michigan to receive the first annual Governor’s Unsung Heroine Award, which was sponsored by then Michigan Governor John Engler, and granted by the Michigan Women’s Commission.

Directors Continuing in Office
     The terms of the following Directors are scheduled to end at the Company’s Annual Meeting in 2010:
     Walid Demashkieh, M.D., age 60, has been a Director of the Company and the Bank since 2002. He serves as the Lead Director of the Company’s Board of Directors, and of the Bank’s Board of Directors. Dr. Demashkieh is a shareholder, director and the president of, and a board certified general surgeon with, Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkieh served as a member of the Board of Trustees of Port Huron Hospital from 1992 to 2002 and as its Chairman from 1999 to 2002. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998 and Chief of Staff at Port Huron Hospital from 1989 to 1990.
     Janice U. Whipple, J.D., age 56, has been a Director of the Bank since 1995. She was elected to the Board of Directors of the Company at the annual meeting of the shareholders on May 24, 2007. Mrs. Whipple is the President and Chairman of the Board of Woman’s Life Insurance Society, a not-for-profit membership organization offering life insurance and annuities to its members as well as outreach programs that enable its members to make a difference in their communities. Mrs. Whipple joined Woman’s Life in 1979 serving as its general counsel before becoming its president in 1990. Mrs. Whipple currently serves or has served on the following boards, committees and/or advisory boards: National Fraternal Congress of America, Chair of the Board; President of the NFCA President’s Section and Law Section; St. Clair County Community Foundation, Advisory Board; Finance Committee, Women’s Initiative Steering and Education Committees; and the Port Huron Salvation Army Advisory Board.
     The terms of the following Directors are scheduled to end at the Company’s Annual Meeting in 2011:
     Ronald W. Cooley, age 62, has been a Director of the Company and the Bank since 2001. Mr. Cooley is the principal owner of Cooley Enterprises, a real estate development firm. He is also a real estate broker with O’Connor Realty, and several affiliated companies, all of which are real estate brokerage firms. All of these businesses operate in the Port Huron, Michigan, and Detroit, Michigan areas. Mr. Cooley has served as a board member and president of the Marysville Chamber of Commerce and council member for the City of Marysville and was a member of the board of directors of The Commercial & Savings Bank of St. Clair County, a commercial bank located in St. Clair, Michigan, until its sale in 1997. He is currently an advisory trustee for The Community Foundation of St. Clair County. Mr. Cooley also is a member of the board of directors of Citizens First Foundation, Inc.
     Daniel G. Lockwood, age 60, has been a Director of the Company and the Bank since December 20, 2007. Mr. Lockwood is a Certified Public Accountant and is a member of both the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. From 1980 until 2004 he served as vice president and chief financial officer for Sarnamotive Blue Water, Inc. (f/k/a Blue Water Plastics, Inc.), based in Marysville, Michigan, a Tier 1-1/2 international supplier to the automotive industry. Mr. Lockwood chairs the City of St. Clair’s Downtown Development Authority; and serves as treasurer of The Community Foundation of St. Clair County, for which he also is a member of its Finance Committee and its Executive Committee.
     Dan L. DeGrow, age 55, has been a member of the Board of Directors of the Company and the Bank since 2008. Mr. DeGrow has been the Superintendent of St. Clair County Regional Educational Service Agency (“RESA”) since January 1, 2003. RESA, which is one of 57 intermediate school districts in the State of Michigan, provides educational support services to St. Clair County’s seven K–12 public school districts. On July 1, 2007, Mr. Campbell was appointed by the governing bodies of St. Clair County’s seven K-12 school districts to serve on the governing body of RESA. Prior to his position with RESA, Mr. DeGrow served for 20 years in the Michigan Senate. He was elected in 1998 to the position of Senate Majority Leader, a position he held until his retirement from the Michigan Senate in 2002. Mr. DeGrow is affiliated with the Michigan Association of Intermediate School Administrators, the Michigan Association of School Administrators, the River Area Superintendents’ Association, the St. Clair County Bar Association, and the State Bar of Michigan. Mr. DeGrow currently serves or has served on the following committees and/or advisory boards: Governor Granholm’s Emergency Financial Panel; Greater Port Huron Area Chamber of Commerce; Lt. Governor Cherry’s Commission on Higher Education and Economic Growth; Mercy Hospital Strategic Planning Committee, Michigan Early Childhood Investment Corporation Executive Committee and Corporate Board, Michigan Workforce Policy Reinvention Project Advisory Committee, St. Clair County Community Services Body Steering Committee, and United Way of St. Clair County Board of Directors.
Executive Officers
     In addition to Mr. Campbell, whose biographical information is set forth above, below is information regarding the other Executive Officers of the Company and the Bank:
     Timothy D. Regan, age 47, has been employed by the Company as its Secretary and Chief Financial Officer since 2000. Mr. Regan has been employed by the Bank since 1983. He has served as Senior Vice President and Secretary of the Bank since 1988 and was appointed its Chief Financial Officer in the fiscal year ended March 31, 2002. Mr. Regan is a member of the Bank’s Board of Directors. Mr. Regan has served as a member of the board of trustees of Port Huron Hospital since 2002.
     J. Stephen Armstrong, age 57, the Bank’s Senior Vice President and Chief Lending Officer, has served as the Bank’s Senior Vice President, Commercial Banking since 1999 and has been employed by the Bank since 1995. Mr. Armstrong also is responsible for the administration of commercial lending, business banking, cash management, and public funds services. Mr. Armstrong is a member of the board of directors of the St. Clair County Community Mental Health Authority.
     William G. Oldford, Jr., age 43, has served as the Bank’s Senior Vice President and Senior Trust Officer since 1999. Prior to that date, Mr. Oldford practiced law with the law firm of Christensen & Ehret. As Senior Vice President and Senior Trust Officer, Mr. Oldford is responsible for the management and administration of the Bank’s Asset Management and Trust Department, CF Financial Services, Inc., CF Insurance Agency, Inc., and the Bank’s IRA Department. Mr. Oldford is a member of the board of directors of the Boy Scouts of America – Blue Water Council, which he serves as Past-President. Mr. Oldford also serves as a trustee of The Community Foundation of St. Clair County.
     Douglas E. Brandewie, age 49, has served as President of Citizens First Mortgage, L.L.C. since January 2005. Mr. Brandewie has 25 years of mortgage banking experience. Most recently, he was president of Mortgage Banking with Republic Bank of Ann Arbor, Michigan for seven years. Mr. Brandewie has served as a director with the Michigan Mortgage Lenders Association and Ohio Mortgage Bankers Association. Also, he was a member of the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation advisory boards.
     Richard W. Stafford, age 43, is the Senior Vice President of Retail Banking and Operations Services for the Bank. Mr. Stafford has 21 years of banking experience and has been associated with the Company for four years through his affiliation with Metrobank, formerly a subsidiary of the Company. He has a MBA from Walsh College and is a graduate of the ABA Graduate School at Georgetown University. Prior to his current position, he served in various retail banking, management, operational and IT positions at Metrobank, Comerica and Manufacturers Bank. He currently is responsible for the Bank’s retail banking and various operational services areas. Mr. Stafford serves on various chambers of commerce, and is an active “Wish Grantor” for the Make-A-Wish Foundation of Michigan.
Board Meetings
     The Board of Directors of the Company met 12 times in 2008. All Directors attended each of the meetings of the Board of Directors for the period of time in which that Director served, except that Mr. Lockwood was absent from one meeting and Mr. Cooley was absent from two meetings. All Directors attended all of the meetings of each committee on which that Director served.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
     The Board of Directors has adopted the Citizens First Bancorp, Inc. Corporate Governance Guidelines, which may be found on the Company’s website at www.cfsbank.com. The Corporate Governance Guidelines require, at all times when the Chairman of the Board of Directors is not an independent director, that the Board of Directors select from its independent directors a person to serve as the Lead Director. Among the responsibilities of the Lead Director, as set forth in the Corporate Governance Guidelines, is the responsibility to ensure that the Company’s Board of Directors functions independently of Company’s management. Dr. Demashkieh was selected as the Lead Director in 2008, and continues to serve in that capacity. The Board also has adopted the Citizens First Bancorp, Inc. Code of Business Conduct and Ethics, which may be found on the Company’s website at www.cfsbank.com.
Communications with the Board
     Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Citizens First Bancorp Board of Directors, 525 Water Street, Port Huron, MI 48060. All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Audit Committee without any editing or screening.
Committees of the Board
     The Board of Directors of the Company has standing Audit, Compensation, and Executive-Nominating Committees. The membership of these committees is noted below.
     Audit Committee. Mr. Lockwood, Mrs. Whipple, Mr. Cooley and Dr. Demashkieh are the members of the Audit Committee. Mr. Lockwood currently serves as Chair of the Audit Committee.
     The Audit Committee met five times during 2008 and each member attended each of the meetings. The functions of this Committee include the engagement of an independent registered public accounting firm (“independent auditor”), reviewing with the independent auditor its annual plan and the results of the independent audit of the Company, approving the annual internal audit plan, reviewing the results of the procedures for internal auditing, reviewing the independence of the independent auditor, reviewing the Company’s financial results, reviewing Securities and Exchange Commission filings, reviewing the effectiveness of the Company’s internal controls and similar functions, and approving all auditing and non-auditing services performed by its independent auditor. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be found on the Company’s website at www.cfsbank.com. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of the National Association of Securities Dealers listing standards. The Board of Directors has determined that Mr. Lockwood is an audit committee financial expert for the Company and is independent in accordance with the standards described in the preceding sentence. The report of the Audit Committee for 2008 appears under the caption “Report of the Audit Committee.”
     Compensation Committee. Mr. Cooley, Dr. Demashkieh and, prior to his retirement from the Board of Directors in May of 2008, Mr. Gerald R. Bouchard served as the members of the Compensation Committee. Mr. Cooley currently serves as Chair of the Compensation Committee.
     The Board of Directors has a Compensation Committee comprised entirely of independent Directors. Director and executive officer compensation are determined by this Committee of the Board of Directors. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met five times during 2008 and each current member attended each Committee meeting. The Compensation Committee’s report on executive compensation matters for 2008 appears under the caption “Compensation Committee Report on Executive Compensation.”

     Executive-Nominating Committee. Dr. Demashkieh, Mr. Cooley, Mr. Lockwood and, prior to his retirement from the Board of Directors in May of 2008, Mr. Gerald R. Bouchard served as the members of the Executive-Nominating Committee. As the Lead Director, Dr. Demashkieh serves as Chair of the Executive-Nominating Committee.
     The Board of Directors has an Executive-Nominating Committee comprised entirely of independent Directors. This Committee develops and recommends to the Board corporate governance policies and guidelines for the Company and for the identification and nomination of Director and Committee member candidates. The Committee also meets with the Company’s President and Chief Executive Officer as needed in intervals between meetings of the Board of Directors.
     The Committee also recommends to the Board, for nomination by the Board in accordance with the Company’s Bylaws, nominees for election to the Board and appointment to Committee membership. The Board of Directors has adopted an Executive-Nominating Committee Charter which may be found on the Company’s website at www.cfsbank.com. This Committee met five times in 2008, and each current member attended each Committee meeting.
Report of the Audit Committee
     The Audit Committee of the Company’s Board of Directors (the “Committee”) is composed of four Directors, each of whom is independent as defined by the National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter, a copy of which may be found on the Company’s website at www.cfsbank.com. The Audit Committee met five times during 2008.
     Management is responsible for preparing and presenting the Company’s financial statements, for the design and effectiveness of the Company’s internal controls, and for asserting the effectiveness of the internal controls with respect to the Company’s financial reporting process. The Company’s independent registered public accounting firm (“independent auditor”) is responsible for: (i) performing an independent audit of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and (ii) performing an independent audit of, and reporting on, the effectiveness of Company’s internal controls over financial reporting as of December 31, 2008. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Committee has met and held discussions with management and the independent auditor, and reports as follows:
o	In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee also discussed with the independent auditor any relationships that may affect the independent auditor’s objectivity and independence, and satisfied itself as to that auditor’s independence.

o	The Committee also discussed with the Company’s management, with the Company’s internal auditors, and with the independent auditor the quality and adequacy of the Company’s internal audits and the quality and adequacy of the Company’s internal controls.

o	The Committee reviewed, both with the independent auditor and with the internal auditors, their respective audit plans, the scope of their respective audits and identification of risks with respect to their respective audits.

o	The Committee discussed and reviewed with the independent auditor all required communications, including those described in the Statement on Auditing Standards No. 61, as amended.

o	The Committee discussed and reviewed with the independent auditor the results of the internal audits and the independent auditor’s examination of the Company’s financial statements.

o	The Committee reviewed and discussed with management and with the independent auditor: (1) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008, and (2) management’s assertion on the design and effectiveness of Company’s internal controls over the financial reporting as of December 31, 2008.

o	The Committee reviewed and exercised oversight over the process by which the Company’s Chief Executive Officer and Chief Financial Officer certified the Company’s periodic disclosures.
     Some of the discussions and reviews referenced above took place between the Committee and the independent auditor without management present; and some of the discussions and reviews referenced above took place between the Committee and management without the independent auditor present.
     Based on the above-mentioned reviews and discussions, the Committee recommended to the Company’s Board of Directors that (1) the Company’s audited consolidated financial statements, and (2) the independent auditor’s report on the Company’s design and effectiveness of the Company’s internal control over financial reporting, be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
     In addition, the Committee appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2009, subject to ratification by the Company’s shareholders.
Audit Committee
Daniel G. Lockwood, Chair
Janice U. Whipple
Walid Demashkieh, M.D.
Ronald W. Cooley
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Compensation Discussion and Analysis
     This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy and policies for 2008 as applicable to the Company’s executives, including the Named Executive Officers (NEOs). The NEOs are Mr. Marshall J. Campbell, Chairman, President and Chief Executive Officer; Mr. Timothy D. Regan, Senior Vice President, Chief Financial Officer; Mr. J. Stephen Armstrong, Senior Vice President, and Chief Lending Officer; Mr. Douglas E. Brandewie, President of Mortgage Banking; and Mr. Richard W. Stafford, Senior Vice President of Retail Banking and Operations Services. The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.
1.	Compensation Philosophy and Objectives.
     The Company’s compensation philosophy is that executive compensation should (i) advance achievement of the Company’s strategic plan; (ii) be aligned with shareholder value; and (iii) be determined primarily by performance. The primary objectives of the Company’s compensation program, as endorsed by the Compensation Committee and the Board of Directors, are the following:
o	Support the achievement of desired goals set forth in the Company’s strategic plan.

o	Provide compensation that will attract and retain superior talent and reward performance.

o	Align the senior officers’ interests with those of shareholders by placing a significant portion of pay at risk with payout dependent upon corporate performance.
     The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with other institutions in the banking industry. The executive officers’ compensation is weighted toward programs contingent upon the Company’s level of annual and long-term performance. In general, for senior management positions of the Company (including Company’s NEOs), the Company targets base salaries at the market median (50th percentile) of other banks of similar asset size, growth strategy, complexity, and with similar products and markets. The Executive Bonus Plan is designed to provide annual cash incentive compensation to executive officers when annual performance-based goals contained in the Company’s strategic plan are achieved.
2.	Compensation-Related Governance and Role of the Compensation Committee.
     Committee Charter and Members. The Board of Directors of the Company has established a Compensation Committee comprised entirely of independent Directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. Pursuant to authority delegated by the Board, the Compensation Committee determines annually the compensation to be paid to the Chief Executive Officer. The Chief Executive Officer recommends annual compensation for the other NEOs, for review and approval by the Compensation Committee. As part of its annual review of the Company’s budget, the Compensation Committee approves the annual salary adjustments for employees and officers. The Chief Executive Officer does not participate in any deliberations or decisions regarding his own compensation. The Compensation Committee also structures and administers the Company’s Common Stock compensation plans, and structures and monitors the Company’s employment or change in control contracts with senior officers. Compensation decisions with respect to senior officers are based on the factors discussed in the following paragraphs of this report, rather than on any obligation set forth in those contracts. The Board of Directors has adopted a Compensation Committee Charter which may be found on the Company’s website at www.cfsbank.com. During 2008, the members of the Company’s Compensation Committee were Dr. Walid Demashkieh (Chair), Mr. Ronald W. Cooley and, prior to his retirement from the board in May of 2008, Mr. Gerald R. Bouchard. Mr. Cooley and Dr. Demashkieh are, and Mr. Bouchard was at all times during his 2008 membership on the Compensation Committee, “independent” within the meaning of the listing standards of the NASDAQ, “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Interaction with Consultants. The Compensation Committee has historically engaged a compensation consultant to provide input on both board and executive compensation issues. In 2008, the Compensation Committee retained Amalfi Consulting, LLC to assist with a compensation review for the executive officers and the board of directors. In 2008 the Compensation Committee continued to use Amalfi Consulting, LLC for technical assistance in refining Company’s use of its Stock-Based Incentive Plan as a vehicle for refining the Long Term Incentive component of Total Compensation, as defined below. The Compensation Committee’s objective for this engagement is discussed in this CD&A below under “Compensation Framework – Long-Term Incentives.” Amalfi Consulting, LLC is an independent firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee through the committee chair. All consulting projects performed by Amalfi Consulting, LLC are reviewed, approved, and discussed with the Compensation Committee.
     Role of Executives in Compensation Committee Deliberations. The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may attend a Committee meeting to provide pertinent financial or legal information. General counsel attends meetings of the Compensation Committee. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present.
     Compensation Committee Activity. In 2008, the Compensation Committee met five times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “Compensation Framework – Summary of Pay Components.”
o	Completed the implementation of an employee stock purchase plan for all employees, except senior management.

o	Reviewed Company’s retirement oriented plans, the fourth component of Total Compensation, and considered the possible role of supplemental executive retirement plans for certain members of its senior management.

o	Implemented a long-term equity incentive program, using targets set forth in the Company’s Profit Plan for purposes of vesting and forfeiture.

o	Approved the CEO’s recommendations (i) to not pay any annual cash incentive to any member of senior management for 2007; and (ii) to use restricted stock awards and stock options, with vesting provisions based on achievement of objectively described financial metrics.

o	Approved the CEO’s recommendations for base salaries for senior managers for 2008, and set the CEO’s base salary for 2008.

o	Retained Amalfi Consulting, LLC to review management and board compensation.

o	Reviewed and confirmed the terms and conditions of the change in control provisions in the CEO’s Employment Agreement, and the terms and conditions in the Change in Control Agreements for other members of senior management.

o	Began a review of the adequacy of board compensation.

     Pay Level and Benchmarking. Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The CEO is responsible for making pay level recommendations for each of the other NEOs, and the Compensation Committee is responsible for approving pay levels for the executive officers.
     In 2008, the Compensation Committee worked with Amalfi Consulting, LLC to review Total Compensation levels for the NEOs and several other senior executives. The Compensation Committee recognizes the need to achieve the appropriate balance among the four components of Total Compensation, and acknowledges that the appropriate balance may be different for different members of Company’s senior management.
     The primary data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by the 23 companies listed below (the “Peer Group”) plus the following industry surveys: Watson Wyatt Financial Institutions Compensation Survey, America’s Community Bankers Compensation Survey, Bank Administration Institute Bank Cash Compensation Survey and Key Executive Compensation Survey, Mercer Trust and Private Banking Compensation Survey, Mercer Consumer Finance Compensation Survey, and Amalfi Consulting, LLC’s proprietary database. The Peer Group was developed independently in 2007 by Clark Consulting, LLC based on its assessment of banks of similar size and business strategy. The Peer Group is reviewed periodically and may change from year-to-year. These companies, which have been carefully considered by the Compensation Committee for inclusion in the Peer Group, include banks of similar size and business strategy. The Company uses a separate peer group for strategic planning.

PEER GROUP
Company Name (Ticker)
PrivateBancorp, Inc.	PVTB
Capitol Bancorp Ltd.	CBC
Independent Bank Corporation	IBCP
Taylor Capital Group, Inc.	TAYC
United Community Financial Corp.	UCFC
First Place Financial Corp.	FPFC
Old Second Bancorp, Inc.	OSBC
First Busey Corporation	BUSE
Macatawa Bank Corporation	MCBC
Peoples Bancorp Inc.	PEBO
Mercantile Bank Corporation	MBWM
MainSource Financial Group, Inc.	MSFG
Lakeland Financial Corporation	LKFN
Main Street Trust, Inc.	MSTI
Wauwatosa Holdings, Inc. (MHC)	WAUW
First Defiance Financial Corp.	FDEF
Merchants and Manufacturers Bancorp Inc.	MMBI
Oak Hill Financial, Inc.	OAKF
Mercantile Bancorp, Inc.	MBR
Horizon Bancorp	HBNC
Firstbank Corporation	FBMI
QCR Holdings, Inc.	QCRH
Peoples Community Bancorp, Inc.	PCBI
     After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target Total Compensation opportunities based on the need to attract, motivate, and retain an experienced and effective management team. As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual Total Compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of strategic plan goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

3. Compensation Framework.
     Summary of Pay Components. The Company uses four compensation components to attract and retain talented senior executives critical to its success, and to provide them with incentive to achieve Company’s strategic plan objectives. In the course of doing so, the Compensation Committee strives to maintain an appropriate balance among the four components. The Compensation Committee recognizes that the balance among the four components may differ for each member of senior management. The four components, collectively referred to as “Total Compensation,” are Base Salary, Annual Cash Incentive, Long Term Incentives, and Retirement Oriented Plans.
     Base Salary. The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Company targets salaries at the market median of other banks of similar asset size, growth strategy and with similar markets and products.
     Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are generally defined as a percentage of salary, changes in salary have an effect on Total Compensation. Before considering salary increases, the Committee reviews the projected impact of proposed salaries on Total Compensation.
     On February 11, 2008, the Compensation Committee reviewed the NEOs’ base salaries for 2008. The Compensation Committee considered that the NEOs’ 2007 annual salary levels generally fell below the 50th percentile of the Peer Group. Nonetheless, in view of the distressed Michigan markets in which the Company provides banking and financial services the Compensation Committee determined to postpone any consideration of adjustment to any NEO’s base salary for 2008, and to continue each of the NEOs’ salaries, including the CEO’s base salary, at their current annualized levels. The Compensation Committee also approved the CEO’s decision to postpone any consideration of wage or salary adjustments for any other employees of Company. On August 28, 2008 the Compensation Committee (i) reviewed the dual nature of the retail banking and operational services responsibilities managed by Mr. Stafford, and peer group comparisons for those responsibilities; (ii) increased Mr. Stafford’s annual base salary to $139,000 effective that date; and (iii) determined that the appropriate annual base salary for the CEO continued to be $310,000. At Mr. Campbell’s continuing request that a portion of his base salary be placed at risk, the Compensation Committee authorized $35,000 of the CEO’s 2008 base salary to be paid in the form of a restricted stock award issued under the Company’s SBIP.
     Annual Cash Incentive. The Company uses annual incentives to focus attention on goals in the Company’s strategic plan and to drive achievement of those objectives. Awards are provided under the terms of the Company’s Executive Bonus Plan. All NEOs are eligible to receive annual cash incentive compensation after the end of each year if strategic plan performance goals are achieved. In the case of the CEO, thirty percent (30%) of his bonus opportunity was based on an individual performance evaluation by the Compensation Committee assessing the degree of achievement of specific individual goals; and seventy percent (70%) of his bonus opportunity was determined by the Company’s performance with respect to goals set forth in the Company’s strategic plan. Specifically, the CEO had the opportunity to earn 0 to 45 points based on his individual performance, and 0 to 105 points based on Company performance. For each of the other NEOs, thirty percent (30%) of each bonus opportunity was based on an evaluation of individual performance; thirty percent (30%) was determined by the performance of the business unit for which that NEO was primarily responsible with respect to goals related to the strategic plan; and forty percent (40%) of each bonus opportunity was determined by the Company’s performance with respect to strategic plan goals. Specifically, each of the other NEO’s had the opportunity to earn 0 to 45 points based on individual performance, 0 to 45 points based on business unit performance, and 0 to 60 points based on Company performance. Among the primary strategic plan goals by which Company performance was measured were asset quality, core deposit growth, investment yield, efficiency ratio, and liquidity.

     On March 23, 2009, the Compensation Committee reviewed the CEO’s recommendation that no annual cash incentive be paid to the NEOs for 2008. The Compensation Committee approved the CEO’s recommendation; and no annual cash incentive was paid for 2008 to any of the NEOs, including the CEO.
     The Company’s 2003 Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”) permits, on an elective basis, the deferral of all or a portion of any annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units). The restricted stock units are settled on a one-for-one basis in Company Common Stock after termination of employment. The purpose of the Management Plan is to encourage reinvestment of cash incentive awards into Company stock equivalents. No annual cash incentives having been awarded for 2008, no deferrals were made for 2008 under the Management Plan.
     Long-Term Incentives. The Company uses long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders. The Corporation utilizes its 2001 Stock-Based Incentive Plan (“SBIP”) which provides for the use of restricted stock awards and stock options for long-term executive officer compensation. When determining long-term compensation awards for executive officers under the SBIP for NEOs other than the CEO, the Compensation Committee considers the CEO’s input. To date, the Compensation Committee has awarded stock options and restricted stock using a discretionary methodology based on prior grants and individual performance. Until December 18, 2008, the CEO had never received awards as long-term incentive outside of the Company’s initial public offering process.
     During 2008, the Compensation Committee resolved to review and refine its use of the SBIP to provide appropriate and effective long term incentives to Company’s employees, including the NEOs. Using the authority set forth in the Compensation Committee Charter, the Committee retained Amalfi Consulting, LLC, an independent consultant on executive compensation matters, for assistance in developing a performance-based equity granting methodology based on the performance of the Company and the individual plan participant.
     On December 18, 2008, the Compensation Committee reviewed the Company’s Profit Plan, and considered the importance of that Profit Plan to the Company’s Capital Plan. Thereupon, the Committee resolved to issue, as long term incentive, restricted stock awards to key members of its senior management using annual earnings as the performance metric for forfeitures. The following Long Term Incentive Restricted Stock Awards were granted to the NEOs: Mr. Campbell (100,000 shares), Mr. Regan (30,000 shares), Mr. Armstrong (20,000 shares), Mr. Brandewie (30,000 shares), and Mr. Stafford (30,000 shares). Each NEO’s award will vest on March 7, 2012, and will vest earlier upon change in control of Company or upon termination of the NEO’s employment without just cause; but each award is subject to forfeiture, as follows:
o	Approximately one-third of the shares awarded (the “2009 Shares”) will be subject to forfeiture on March 14, 2010 in the event the Company’s Earnings Per Share (“EPS”) goal for calendar year 2009 as set forth in the Company’s Profit Plan (the “2009 Goal”) is not attained. To the extent the Company does not have EPS, all 2009 Shares will be forfeited. To the extent the Company achieves EPS in the 2009 calendar year which is less than the 2009 Goal, the 2009 Shares forfeited for that year will be the 2009 Shares multiplied by a fraction, the numerator of which is the difference between (i) the 2009 Goal; and (ii) the EPS achieved by the Company for 2009, and the denominator of which is the 2009 Goal. Any of the 2009 Shares which are forfeited under this subparagraph would be added to the 2010 Shares, and the 2010 Shares would be increased thereby.

o	Approximately one-third of the shares awarded (the “2010 Shares”) will be subject to forfeiture on March 14, 2011 in the event the Company’s EPS goal for calendar year 2010 as set forth in the Company’s Profit Plan (the “2010 Goal”) is not attained. To the extent the Company does not have EPS, all 2010 shares will be forfeited. To the extent Company achieves EPS in the 2010 calendar year which is less than the 2010 Goal, the 2010 Shares forfeited for that year will be the 2010 Shares multiplied by a fraction, the numerator of which is the difference between (i) the 2010 Goal; and (ii) the EPS achieved by the Company for 2010, and the denominator of which is the 2010 Goal. Any of the 2010 Shares which are forfeited under this subparagraph would be added to the 2011 Shares, and the 2011 Shares would be increased thereby.

o	Approximately one-third of the shares awarded (the “2011 Shares”) will be forfeited on March 7, 2012 if Company’s EPS for calendar year 2011 as set forth in the Company’s Profit Plan (the “2011 Goal”) is not attained. To the extent the Company does not have EPS, all 2011 shares will be forfeited. To the extent Company achieves EPS in the 2011 calendar year which is less than the 2011 Goal, the 2011 Shares forfeited for that year will be the 2011 shares multiplied by a fraction, the numerator of which is the difference between (i) the 2011 Goal; and (ii) the EPS achieved by the Company for 2011, and the denominator of which is the 2011 Goal.
At any time prior to the distribution of share certificates, the number of shares to be forfeited, or not to be forfeited, shall be recomputed to the extent necessary to reflect any restatement of EPS for the applicable year.
     Retirement Oriented Plans. The Company sponsors various ERISA qualified and nonqualified plans to assist all of its employees to prepare for retirement.
     401(k) Plan. The Company sponsors an ERISA qualified 401(k) Plan pursuant to which the Company makes contributions through an employer match on employee contributions. All employees are eligible to participate in the 401(k) Plan once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company matches 50% of each employee deferral into the 401(k) Plan up to 4% of annual compensation. The Company match is subject to a vesting schedule as follows:

Years of Service	Percent Vested
Less than 3	0%
3	100%
     Employee Stock Ownership Plan (the “ESOP”). The Company sponsors an ERISA qualified ESOP pursuant to which the Company makes annual discretionary contributions to the ESOP which are invested primarily in Company stock. All employees are eligible to participate in the ESOP once one year of service is completed (defined as working at least 1,000 hours over the first twelve months of consecutive employment) and are 18 years of age. The Company contribution is subject to a vesting schedule as follows:

Years of Service	Percent Vested
Less than 5	0%
5	100%
The CEO is specifically excluded from participation in the ESOP.
     Executive Stock Ownership Plan and Agreements. The CEO does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of other employees participating in the ESOP. The Company utilizes a non-qualified Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) for the CEO. Under the ExSOP, Mr. Campbell generally receives the deferred compensation units that are equivalent to the value of Company Common Stock he would have been entitled to receive under the ESOP if he had been a participant as of March 7, 2001, without regard to certain limitations that would apply if he were a participant in the ESOP. The units are ultimately settled on a one-for-one basis in Company Common Stock.

The ExSOP provides that Mr. Campbell’s deferred compensation units become vested upon his disability, at February 1, 2012, upon his death, or a change in control. The formula for crediting of deferred compensation units is based on the allocation of Company stock under the ESOP that is not typically available until several months after year-end. A maximum of 30,000 share equivalent units are contained in and may be credited under the ExSOP.
     Pension Plan. Messrs. Campbell, Regan, and Armstrong have vested retirement benefits payable upon retirement under the ERISA qualified Financial Institutions Retirement Fund (“Pension Plan”). At Mr. Campbell’s recommendation, the Company froze eligibility to participate in the Plan effective February 1, 2003 and froze benefit accruals effective as of February 1, 2004. Freezing participation was based on an analysis of the total benefits provided to employees taking into consideration the establishment of the ESOP in 2001. Messrs. Brandewie and Stafford are not eligible for benefits under the Pension Plan.
     Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, and term life insurance programs. Messrs. Regan, Armstrong, and Brandewie receive an automobile allowance. Messrs. Campbell, Regan and Armstrong receive paid club memberships. The Company provides a whole life insurance policy with a death benefit of $350,000 to Mr. Campbell.
4. Adjustment or Recovery of Awards.
     Recovery of Incentive Awards. The Company has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.
     Review of Prior Amounts Granted and Realized. The Company desires to motivate and reward executives relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.
5. Timing of Equity Grants.
     All equity grants are made upon formal Compensation Committee approval. The Company’s practice with respect to the pricing of grants of stock options and grants of other equity awards is to establish the exercise price for any stock option, and the value of other equity awards, as of the last reported transaction for Company Common Stock on the exchange on which such stock is traded on the date of approval of the grant by the Compensation Committee. All awards are dated as of the grant date.
6. Common Stock Ownership Guidelines.
     Effective July 18, 2002, the Board of Directors adopted Company Common Stock ownership guidelines which require senior officers to own shares of the Company’s Common Stock. The Company Common Stock ownership guidelines are calculated based on each senior officer’s annual base salary multiplied by a specified multiple. Under the guidelines, each senior officer is required to achieve the targeted Common Stock ownership level within five years after being identified for participation in the Company’s Amended and Restated Management Restricted Stock Purchase Plan. The common Stock Ownership guidelines are summarized in the following table:

Level of Office	Function of Base Salary
President/CEO	5 times
Senior Vice Presidents	2.5 times
Vice Presidents	2 times
7. Employment Agreements and Post-Termination Payments.
     Employment Agreement. On December 21, 2006, the Company extended the employment agreement with Mr. Campbell to serve as President and CEO of the Company and the Bank. The term of the employment agreement is for five (5) years. Unless it has been terminated, on each anniversary of the agreement, the term shall be extended for one additional year. If the agreement has not been terminated, it shall terminate in any event on November 22, 2015. The employment agreement is intended to ensure the Company and the Bank will be able to maintain a stable and competent management base. The continued success of the Company depends to a significant degree on the skills and competence of Mr. Campbell.
     The employment agreement provides for a base salary for Mr. Campbell, which is to be reviewed by the Board of Directors at least once a year. In addition to salary, the employment agreement provides for, among other things, (a) participation in any incentive compensation program sponsored by the Company, (b) participation in fringe benefits applicable to executive personnel (including use of an automobile), (c) social and business memberships commensurate with the position, (d) reimbursement for business and business travel expenses, and (e) continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf.
     The employment agreement permits termination by the Company or Mr. Campbell either with or without cause (as defined in the employment agreement), at any time. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) Mr. Campbell resigns from the Company after specified circumstances that would constitute constructive termination, Mr. Campbell (or, if Mr. Campbell dies after the date of termination, his beneficiary) would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. These payments would be paid in thirty-six (36) equal monthly installments commencing six (6) months after the date of Mr. Campbell’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. For a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination). In addition, the Company would provide a gross up payment for any excise and other taxes triggered by the severance payment under Section 280G of the Code.
     Upon termination of Mr. Campbell’s employment prior to the expiration of the employment agreement, Mr. Campbell must adhere to a three-year non-competition and non-disclosure restriction. In addition, for three years after termination of employment, Mr. Campbell must provide information and assistance to the Company and the Bank with regard to any litigation to which either the Company or the Bank is a party.
     If Mr. Campbell becomes disabled, he shall continue to be covered by the Bank’s medical insurance for one year from the date he is determined to be disabled. Any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank and all other fringe benefits will cease as of the date he is determined to be disabled.

     Change in Control Agreements. The Bank has change in control agreements with Messrs. Regan, Armstrong, Brandewie and Stafford. The terms of the agreements are identical for each officer. Each agreement has a term of three years. On the first anniversary of the effective date of the agreements and continuing on each anniversary thereafter, the Board may act to extend the term of the agreement for an additional year such that the remaining term is three years, unless the officer elects not to extend the term by giving written notice to the Board. On May 22, 2008, the Board elected to extend the agreements for an additional year. It is anticipated that the Board will elect to extend the agreements again at its meeting in May of 2009.
     The agreements provide that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) follows a change in control of the Bank or the Company, the officers would be entitled to receive a severance payment equal to three times their average annual compensation (as described in the agreements) for the five most recent taxable years. The officer may elect to receive such payments in one lump sum, or in five equal annual installments. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result. The officers would also continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the officers prior to termination for a period of thirty-six (36) months following termination.
     Compensation and/or Benefits Payable upon Termination or Change in Control. The discussion and tables below reflect the amount of compensation to each of the NEOs in the event of termination of such executive’s employment or a change in control of the Company. With regard to payments made in connection with a termination of an NEO’s employment, the amounts shown assume a termination date of December 31, 2008. The amounts are estimates. They do not include compensation and benefits available to all of the Company’s general employees. The information below applies to Messrs. Campbell, Regan, Armstrong, Brandewie, and Stafford unless indicated otherwise.
     Under the terms of the Management Plan, in addition to Mr. Campbell, all NEOs would be eligible for acceleration of the Company match of Restricted Stock Awards in the event of death, disability, or a change in control.
     Under the terms of the SBIP, in addition to Mr. Campbell, all NEOs would be eligible for acceleration of unvested stock options and restricted stock in the event of death, disability, or a change in control.
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			Termination by
		Voluntary	the Company For
		Termination by	Any Reason
		the Executive per	Other than
	Voluntary	Constructive	Cause, Death, or			Change in
Compensation and/or Benefits	Termination	Termination	Disability	Disability	Death	Control
Payable Upon Termination	($)	($)	($)	($)	($)	($)
Marshall J. Campbell
3 Times Average Annual Compensation[1]	0	1,188,353	1,188,353	0	0	0
Perquisites for 4 years	0	24,000	24,000	0	0	0
ExSOP Units[2]	0	41,700	41,700	41,700	41,700	41,700
Whole Life Insurance Death Benefit	0	0	0	0	350,000	0
Unvested RSUs under Management Plan[3]	9,897	9,897	9,897	9,897	9,897	9,897
Unvested RSAs under SBIP[4]	0	280,991	280,991	280,991	280,991	280,991
Tax Gross-up5	0	0	0	0	0	0

TOTAL	9,897	1,544,941	1,544,941	332,588	682,588	332,588

[1]	Computed in accordance with Mr. Campbell’s employment agreement.

[2]	As amended and restated, ExSOP Units vest on January 31, 2012, or earlier upon Mr. Campbell’s death, disability, or upon a Change of Control. As of December 31, 2008, the number of Units was 19,857. The amount reported is 19,857 multiplied by $2.10, the closing price for Company Common Stock on December 31, 2008.

[3]	The value of Restricted Stock Units under the Management Plan is the number of units related to the Company match that would vest at termination of employment (except termination for just cause). As of December 31, 2008, the number of such Restricted Stock Units was 4,713. The amount reported is 4,713 multiplied by $2.10, the closing price of Company Common Stock on December 31, 2008.

[4]	As of December 31, 2008, the number of unvested RSAs was 133,805. The amount reported is 133,805 multiplied by $2.10, the closing price of the Company Common Stock on December 31, 2008.

[5]	Under Section 280G of the Internal Revenue Code, the Tax Gross-up essentially would apply to payments caused by a change in control (“parachute payments”) if the aggregate present value of parachute payments equals or exceeds three times Mr. Campbell’s annualized taxable compensation for the five taxable years ending before the change in control occurred. Distributions from the ExSOP, the Management Plan and of RSAs under SBIP would not constitute parachute payments.
     Referring to the referenced “Unvested RSAs under SBIP,” until the Long Term Incentive Award granted to Mr. Campbell and the other NEO’s on December 18, 2008, Mr. Campbell had never received restricted stock awards under the SBIP as long term incentive, except for the award granted on June 7, 2002, as a result of the Company’s initial public offering. All other RSAs under the SBIP referenced for Mr. Campbell were awarded to him under the SBIP in lieu of annual salary or in lieu of annual cash incentive. Except for the Long Term Incentive Award granted on December 18, 2008, all of Mr. Campbell’s restricted stock awards under the SBIP vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a change in control.

				Involuntary
				Termination or
				Voluntary Termination
				with Constructive
	Voluntary			Termination Following
Compensation and/or Benefits	Termination	Disability	Death	a Change in Control
Payable Upon Termination	($)	($)	($)	($)
Timothy D. Regan
3 Times Average Annual Compensation[6]	0	0	0	507,307
Unvested RSUs under Management Plan[7]	1,558	1,558	1,558	1,558
Unvested RSAs under SBIP[8]	0	71,190	71,190	71,190
Tax Gross Up9	0	0	0	0

TOTAL	1,558	72,748	72,748	580,055

J. Stephen Armstrong
3 Times Average Annual Compensation[6]	0	0	0	578,877
Unvested RSUs under Management Plan[7]	0	0	0	0
Unvested RSAs under SBIP[8]	0	49,919	49,919	49,919
Tax Gross Up9	0	0	0	0

TOTAL	0	49,919	49,919	628,796

Douglas E. Brandewie
3 Times Average Annual Compensation[6]	0	0	0	493,052
Unvested RSUs under Management Plan[7]	762	762	762	762
Unvested RSAs under SBIP[8]	0	67,620	67,620	67,620
Tax Gross Up9	0	0	0	0

TOTAL	762	68,382	68,382	561,434

Richard W. Stafford
3 Times Average Annual Compensation[6]	0	0	0	304,724
Unvested RSUs under Management Plan[7]	764	764	764	764
Unvested RSAs under SBIP[8]	0	76,660	76,660	76,660
Tax Gross Up9	0	0	0	0

Total	764	77,424	77,424	382,148

[6]	Annual compensation is based on amounts included in Box #1 of each NEO’s W-2 for the applicable year.

[7]	The value of RSUs under the Management Plan is the number of Units related to the Company match that would vest at termination of employment (except termination for just cause). As of December 31, 2008, the number of the Company match RSUs awarded to the NEOs were: Mr. Regan — 742; Mr. Armstrong — zero; Mr. Brandewie — 363; and Mr. Stafford — 364. The amount reported is the number of RSUs multiplied by $2.10, the closing price of the Company Common Stock on December 31, 2008.

[8]	As of December 31, 2008, the number of unvested shares under RSAs under the SBIP for the NEOs were: Mr. Regan — 71,190; Mr. Armstrong — 49,919; Mr. Brandewie — 67,620; Mr. Stafford — 76,670. The amount reported is the number of shares of restricted stock for the respective NEO multiplied by $2.10, the closing price of the Company Common Stock on December 31, 2008.

[9]	Under Section 280G of the Internal Revenue Code, the Tax Gross-up essentially would apply to payments caused by a change in control (“parachute payments”) if the aggregate present value of parachute payments for any NEO equals or exceeds three times that NEOs’ annualized taxable compensation for the five taxable years ending before the change in control occurred. Distributions from the Management Plan and of RSAs under SBIP would not constitute parachute payments.

     Voluntary Termination (Constructive Termination) or Termination by the Company: Mr. Campbell. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, death, or disability or (b) Mr. Campbell resigns from the Company after specified circumstances that would constitute “constructive termination” (as defined in detail in the agreement, generally as any material and adverse change in employment conditions, such as reduced compensation or relocation), Mr. Campbell would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s annual compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefit plans or arrangements maintained by the Bank or the Company. Annual compensation includes base salary and any other income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits.
     These payments would be paid in 36 equal monthly installments commencing six months after the date of the executive’s termination. The Company would also continue eligibility for life, medical, health, disability, and dental coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. In addition, for a period of four years from the date of termination, the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination).
     Under the Management Plan, incentive bonuses deferred in this plan are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of Mr. Campbell’s employment with the exception of termination for “just cause” (as defined in the SBIP); it generally means willful misconduct or failure to perform stated job responsibilities.
     Disability & Death. Under the SBIP, upon disability and death, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell’s beneficiaries would receive the death benefits of the whole life insurance policy maintained by the Company. Mr. Campbell is 100% vested in the ExSOP in the event of disability or death.
     Change in Control — Mr. Campbell. Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse. Mr. Campbell becomes 100% vested in the ExSOP in the event of a change in control. In addition, the Company would provide a gross up payment for any excise and other taxes triggered by payments made to Mr. Campbell under Section 280G of the Code.
     Involuntary Termination or Voluntary Termination Following a Change in Control: Other NEOs. As specified in the change in control agreements for Messrs. Regan, Armstrong, and Brandewie under involuntary termination or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) following a change in control (other than for termination for cause), the agreements provide for a severance payment equal to three times the executive’s average annual compensation for the five most recent taxable years that the executive has been employed by the bank. “Change in control” generally means a merger, sale of assets, or change in board membership resulting in the loss of a majority of the total voting power to new owners or new directors, or any outside person acquiring 20% or more of Company’s outstanding shares. Annual compensation includes base salary and any other taxable income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonus, pension and profit sharing contributions or benefits, severance payments, retirement benefits, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year. At the election of the executive, which is made prior to a change in control, the payment may be made in a lump sum or on an annual basis in approximately equal installments over a five year period. The executives will continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained prior to the severance for a period of 36 months. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result.
     Under the SBIP, in the event of a change in control, all stock options shall immediately vest and become exercisable and all restricted stock awards shall immediately vest and any further restrictions shall lapse.
     Under the Management Plan, incentive bonuses deferred in this plan that are converted into restricted stock units, with a Company match of one share per every four shares contributed by the participant, are distributable on the last day of the first full month after the last day of the NEO’s employment with the exception of termination for just cause.
     Termination for Cause. If the Company terminates any of the NEOs for cause, the Company shall have no obligations to the executives as of the date of termination.
     Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.
     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation the Company paid in 2008 to the NEOs is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interest the Company.
8. Conclusion.
     The Compensation Committee and the Board of Directors takes the responsibility of determining NEO compensation very seriously. The information explaining the rationale, structure, and components of compensation is provided to allow shareholders a greater understanding of philosophies and compensation payments. This CD&A is intended to provide full, transparent disclosure of what the Company believes to be a robust, carefully designed compensation structure designed to drive shareholder value.

Compensation Committee Report
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis (the “CD&A”) as well as the accompanying tables. Based on that discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
Compensation Committee
Walid Demashkieh, M.D., Chairman
Ronald W. Cooley
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Summary Compensation Table
The table below summarizes the compensation paid to, awarded, or earned by the Company’s NEOs during 2008.

							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All other
				Stock	Option	Compen-	Compensa-	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	tion Earnings	sation	Total
Principal Position	Year	($)	($)	($)[1]	($)[1]	($)[2]	($)[3]	($)[4]	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Marshall J. Campbell,	2008	275,000[5]	0	102,588	0	0	4,000	23,205	404,793
Chairman, President and	2007	275,000	0	134,046	0	0	2,000	21,116	432,662
Chief Executive Officer	2006	265,000	0	118,940	0	128,250	208,052	58,229	778,471

Timothy D. Regan,	2008	157,584	0	36,311	5,180	0	30,000	14,483	243,558
Senior Vice President,	2007	157,584	0	20,103	0	0	7,000	19,804	204,491
Chief Financial Officer	2006	140,700	0	21,312	0	40,100	29,411	47,413	278,936

J. Stephen Armstrong,	2008	158,000	0	27,983	5,180	0	11,000	18,213	220,376
Senior Vice President,	2007	158,000	0	18,739	0	0	5,000	31,072	212,811
Commercial Banking	2006	152,000	0	19,838	0	41,040	5,000	53,907	271,785

Douglas E. Brandewie,	2008	155,925	0	4,808	5,180	0	0	12,875	178,788
President of	2007	155,925	0	30,000	0	0	0	22,398	208,323
Mortgage Banking	2006	148,500	0	30,000	0	40,100	6,785	22,080	247,465

Richard W. Stafford,	2008	121,000	0	19,539	5,180	0	0	4,051	149,770
Senior Vice President, Retail Banking and	2007	112,000	0	17,134	0	0	0	10,047	139,181
Operations Services	2006	100,000	0	12,494	0	16,568	28,807	26,254	184,123

[1]	Column (e) reflects restricted stock awards that were granted by the Company under its SBIP for prior years but which, under applicable accounting rules, were taken by the Company as an expense in the years indicated, at values and as required by FAS 123R for financial statement purposes. Restricted stock awards were granted to Messrs. Campbell, Regan, Armstrong, Brandewie and Stafford during 2008 as long term incentive. Those awards are discussed in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component. Column (f) reflects the value of option awards granted in 2008, valued in accordance with FAS 123R.

[2]	Column (g) represents the annual cash incentive which would be awarded for fiscal year 2008 and paid in early 2009 under the terms of the annual Executive Bonus Plan. As discussed in part 3 of the CD&A under the segment entitled “Annual Cash Incentive,” no such award was made to any NEO for fiscal year 2008. The material terms of the Executive Bonus Plan, and a discussion of the Compensation Committee’s decision making with respect to 2008, are discussed in part 3 of the CD&A, under the segment entitled “Annual Cash Incentive.”

[3]	The 2008 amounts in column (h) include the following changes in the actuarial present value of the accumulated benefits under the Financial Institutions Retirement Fund (“Pension Plan”): $4,000 for Mr. Campbell, $30,000 for Mr. Regan, and $11,000 for Mr. Armstrong. Benefit accruals under the Pension Plan were frozen as of February 1, 2004.

Mr. Brandewie and Mr. Stafford are not eligible for benefits under the Pension Plan. Trading on Company Common Stock on the first trading day in 2008 opened at $12.27 per share, and closed on the last trading day of 2008 at $2.10 per share, causing losses for each NEO’s account in the Management Plan and in Mr. Campbell’s account in the ExSOP.

[4]	Other compensation includes the total of the following benefits and perquisites:

						Business
	ESOP				Life	and Social	Short-term	Group
	and	401(k)	Auto		Insurance	Club Dues /	Disability	Term Life
Name and Principal	ExSOP	Match	Allowance		Premiums	Allowance	Premium	Insurance	Total
Position	($)	($)	($)		($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)
Marshall J. Campbell,
Chairman, President
and Chief Executive
Officer
2008	2,631	4,500	0	(i)	11,020	3,225	720	1,109	23,205
2007	8,406	2,854	0		12,388	4,045	720	1,109	21,116
2006	35,239	4,200	0		10,306	6,655	720	1,109	58,229

Timothy D. Regan,
Senior Vice President,
Chief Financial Officer
2008	2,663	3,044	6,500		451	919	720	186	14,483
2007	14,107	3,055	0		1,739	0	720	183	19,804
2006	38,072	1,958	6,500		0	0	720	163	47,413

J. Stephen Armstrong,
Senior Vice-President
Commercial Banking
2008	2,705	3,176	6,500		454	4,100	720	558	18,213
2007	14,508	3,009	6,500		1,743	4,045	720	547	31,072
2006	38,256	2,919	6,500		0	4,976	720	536	53,907

Douglas E. Brandewie,
President of Mortgage
Banking
2008	1,886	3,133	6,500		445	0	720	191	12,875
2007	10,368	2,897	6,500		1,727	0	720	186	22,398
2006	12,609	2,074	6,500		0	0	720	177	22,080

Richard W. Stafford,
Sr. Vice President
Retail Banking and
Operations Services
2008	1,451	1,474	0		323	0	720	83	4,051
2007	6,847	2,086	0		323	0	720	71	10,047
2006	23,307	1,910	0		257	0	720	60	26,254

(i)	Mr. Campbell had use of a Company owned vehicle in 2008.

[5]	The Compensation Committee determined that the appropriate salary for the CEO for 2008 was $310,000. In response to Mr. Campbell’s request to put more of his base salary at risk, the Compensation Committee set Mr. Campbell’s base salary at $275,000 for 2008, but supplemented that base salary by a restricted stock award for 7,955 shares, in lieu of $35,000 of base salary. The award will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a Change in Control of Company.

Narrative Explanation to Summary Compensation Table
     The Company has an employment agreement with Mr. Campbell; and the Bank has change in control agreements with Messrs. Regan, Armstrong, Brandewie, and Stafford. The material terms of that employment agreement, and of each of those change in control agreements, are described in detail in part 7 of the Compensation Discussion and Analysis (“CD&A”), entitled “Employment Agreements and Post Termination Payments.”
     As reported in the CD&A, the Company targets salaries for its NEOs at the market median of other banks of similar asset size, growth strategy and with similar markets and products. None of the NEO’s base salaries for 2008 were increased from the 2007 amounts, with the exception of Mr. Stafford. In August of 2008 the Compensation Committee increased Mr. Stafford’s annual base salary to $139,000, after reviewing the additional responsibilities assumed by him due to his dual responsibilities for both retail banking and operations services. The amount reported for Mr. Stafford in column (c) reflects the salary he received in the months of January through August of 2008, and the increased salary he received for the remainder of 2008. Mr. Campbell’s salary for 2008, reported in the Summary Compensation Table, is below the referenced median. In 2004, 2005, 2006, 2007, and again in 2008, Mr. Campbell asked the Compensation Committee to put more of his compensation at risk. For all of those years, the Compensation Committee granted Mr. Campbell restricted stock awards under the SBIP in lieu of a portion of base salary.
     No annual cash incentive was paid to any of the NEOs for 2008 under the Company’s Executive Bonus Plan, in acknowledgment of the distressed markets encountered by the Company, as well as the entire banking industry.
     On December 18, 2008, the Compensation Committee reviewed the Company’s Profit Plan, and considered the importance of that Profit Plan to the Company’s Capital Plan. Thereupon, the Committee resolved to issue, as long term incentive, restricted stock awards to key members of its senior management using annual earnings as the performance metric for forfeitures. The following Long Term Incentive Restricted Stock Awards were granted to the NEOs: Mr. Campbell (100,000 shares); Mr. Regan (30,000 shares); Mr. Armstrong (20,000 shares); Mr. Brandewie (30,000 shares); and Mr. Stafford (30,000 shares). Each NEO’s award will vest on March 7, 2012, and will vest earlier upon change in control of Company or upon termination of the NEO’s employment without just cause; but each award is subject to forfeiture if, or to the extent that, Company fails to achieve the profit goals for 2009, 2010, and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.
     The allocations for 2008 under the Employee Stock Ownership Plan (“ESOP”) for Messrs. Regan, Armstrong, Brandewie and Stafford are reported in column (b) of footnote #4. The amount reported for each NEO is the estimated number of shares of Company Common Stock to be allocated to that NEO’s ESOP account multiplied by $2.10, the closing price for Company Common Stock on December 31, 2008. The final allocation had not been made as of the date on which this Proxy Statement was printed, but no material difference between the reported amounts and the amounts which will result from the final allocations is expected. Mr. Campbell does not participate in the ESOP, thereby increasing the number of shares of Company Common Stock available for annual allocation to the accounts of the other participating employees. Under the Company’s Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) with Mr. Campbell, he generally receives the deferred compensation units that he would have been entitled to receive under the ESOP, without regard to certain limitations that would apply if he were a participant in the ESOP. The deferred compensation units awarded to him under the ExSOP are ultimately settled on a one for one basis in Company Common Stock. For 2008, 1,252.94 deferred compensation units were awarded to Mr. Campbell under the ExSOP. The amount reported for Mr. Campbell in column (b) of footnote #4 for 2008 is based on the $2.10 per share closing price of Company Common Stock on December 31, 2008.

     Referring to column (h) of the Summary Compensation Table, the amounts reported for Messrs. Campbell, Regan, Brandewie and Stafford for 2008 reflect the performance of the Company’s Common Stock during 2008. Under both the ExSOP and the Management Plan, units will be settled in Company Common Stock on a one-for-one basis. The material terms of the ExSOP are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Executive Retirement Benefits.” The material terms of the Management Plan are discussed in part 3 of the Compensation Discussion and Analysis, under the heading of “Long Term Incentives,” and as part of the “Narrative Explanation of Deferred Compensation Table” below. Trading on Company Common Stock on the last trading day in 2007 closed at $12.27 per share, and closed on the last trading day of 2008 at $2.10 per share, causing losses for each NEO’s account in the Management Plan and in Mr. Campbell’s account in the ExSOP. The loss in value in each account was as follows: ExSOP for Mr. Campbell ($173,944); Management Plan for Mr. Campbell ($234,230); Management Plan for Mr. Regan ($36,871); Management Plan for Mr. Brandewie ($18,073); and Management Plan for Mr. Stafford ($18,092).
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Outstanding Equity Awards Table
The following table outlines outstanding equity-based compensation awards for the Company’s NEOs as of December 31, 2008.

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
										Plan	Incentive
										Awards:	Plan
										Number	Awards:
				Equity					Market	of	Market or
				Incentive					Value of	Unearned	Payout
			Number of	Plan Awards					Shares	Shares,	Value of
	Number of		Securities	Number of			Number of		or Units	Units or	Unearned
	Securities		Underlying	Securities			Shares or		of Stock	Other	Shares,
	Underlying		Unexercised	Underlying			Units of		That	Rights	Units or
	Unexercised		Options	Unexercised	Options	Option	Stock That		Have	That have	Other Rights
	Options		Unexercisa-	Unearned	Exercise	Expira-	Have Not		Not	Not	That Have
	Exercisable		ble	Options	Price	tion	Vested		Vested	Vested	Not Vested
Name	(#)		(#)	(#)	($)	date	(#)		($)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Marshall J. Campbell	—		—	—	—	—	18,900	[1]	39,690
	—		—	—	—	—	4,375	[2]	9,188
	—		—	—	—	—	1,870	[3]	3,927
	—		—	—	—	—	374	[4]	785
	—		—	—	—	—	1,250	[5]	2,625
	—		—	—	—	—	4,585	[6]	9,629
							359	[15]	740
							2,092	[16]	4,393
							100,000	[17]	210,000

Timothy D. Regan	—		—	—	—	—	1,400	[7]	2,940
	—		—	—	—	—	1,500	[8]	3,150
	20,000		—	—	18.81	3/11/2013	—		—
	6,000		—	—	19.95	5/17/2015	—		—
	1,000	[22]			9.29	4/08/2018	1,000	[18]	2,100
	4,000	[26]			9.29	4/08/2018	30,000	[30]	63,000

J. Stephen Armstrong	—		—	—	—	—	1,271	[9]	2,670
	—		—	—	—	—	1,500	[10]	3,150
	20,000		—	—	18.81	3/11/2013	—		—
	6,000		—	—	19.95	5/17/2015	—		—
	1,000	[23]			9.29	4/08/2018	1,000	[19]	2,100
	4,000	[27]			9.29	4/08/2018	20,000	[31]	42,000

Douglas E. Brandewie	—		—	—	—	—	1,200	[11]	2,520
	6,000		—	—	19.95	5/17/2015	—		—
	1,000	[24]			9.29	4/08/2018	1,000	[20]	2,100
	4,000	[28]			9.29	4/08/2018	30,000	[32]	63,000

Richard W. Stafford	5,000		—	—	19.95	5/17/2015	1,600	[12]	3,360
	1,000	[25]			9.29	4/08/2018	1,000	[13]	2,100
	4,000	[29]			9.29	4/08/2018	1,000	[14]	2,100
							1,000	[21]	2,100
							30,000	[33]	63,000

[1]	These shares were a special award in 2002 relating to the Company’s conversion from mutual to stock form of ownership. They vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of the Company.

[2]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[3]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[4]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2003. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[5]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company.

[6]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of cash bonus for 2004. The award will vest on February 1, 2012; or upon Mr. Campbell’s death, his disability, or upon a change in control of Company

[7]	Vest 1,400 on December 14, 2008; and 1,400 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[8]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[9]	Vest 1,271 on December 14, 2008; and 1,271 on December 14, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[10]	Vest on December 14, 2010. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[11]	Vest 1,200 on December 31, 2008; and 1,200 on December 31, 2009. They would vest earlier upon death, upon disability, or upon a change in control of Company.

[12]	The remaining 1,600 of the 2,000 share award vest 400 shares on February 3, 2009, 400 shares on February 3, 2010, 400 shares on February 3, 2011 and 400 shares on February 3, 2012.

[13]	The award of 1,000 shares vest on February 3, 2010. The shares would vest earlier upon death, upon disability, or upon a change in control of Company.

[14]	The award of 1,000 shares vest on June 25, 2010. The shares would vest earlier upon death, upon disability, or upon a change in control of Company.

[15]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a Change in Control of Company.

[16]	At Mr. Campbell’s request that more of his compensation be placed at risk, this award was granted in lieu of an increase in Mr. Campbell’s base salary. The award will vest on February 1, 2012, or upon Mr. Campbell’s death, his disability, or upon a Change in Control of Company.

17	The shares granted by the award vest on March 7, 2012. They would vest earlier upon change in control of Company or upon termination of Mr. Campbell’s employment without just cause. Provided, however, that this award contains forfeiture provisions under which certain of the shares granted will be forfeited if, or to the extent, Company fails to achieve the profit goals for 2009, 2010 and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

[18]	The shares granted by the award vest on April 9, 2013. They would vest earlier upon death, upon disability, or upon a change in control of Company. Provided, however, that this award contains forfeiture provisions under which shares are forfeited if specified loan portfolio metrics are not achieved, or if satisfactory progress is not made in Company’s Total Quality Management Initiative.

[19]	The shares granted by the award vest on April 9, 2013. They would vest earlier upon death, upon disability, or upon a change in control of Company. Provided, however, that this award contains forfeiture provisions under which shares are forfeited if specified loan portfolio metrics are not achieved, or if satisfactory progress is not made in Company’s Total Quality Management Initiative.

[20]	The shares granted by the award vest on April 9, 2013. They would vest earlier upon death, upon disability, or upon a change in control of Company. Provided, however, that this award contains forfeiture provisions under which shares are forfeited if specified loan portfolio metrics are not achieved, or if satisfactory progress is not made in Company’s Total Quality Management Initiative.

[21]	The shares granted by the award vest on April 9, 2013. They would vest earlier upon death, upon disability, or upon a change in control of Company. Provided, however, that this award contains forfeiture provisions under which shares are forfeited if specified loan portfolio metrics are not achieved, or if satisfactory progress is not made in Company’s Total Quality Management Initiative.

[22]	The options are not exercisable after April 19, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.

[23]	The options are not exercisable after April 19, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.

[24]	The options are not exercisable after April 19, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.

[25]	The options are not exercisable after April 19, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.

[26]	The options are not exercisable after April 19, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Non-Performing Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Non-Performing Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

[27]	The options are not exercisable after April 19, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Non-Performing Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Non-Performing Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

[28]	The options are not exercisable after April 19, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Non-Performing Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Non-Performing Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

[29]	The options are not exercisable after April 19, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Non-Performing Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Non-Performing Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

[30]	The shares granted by the award vest on March 7, 2012. They would vest earlier upon change in control of Company or upon termination of Mr. Regan’s employment without just cause. Provided, however, that this award contains forfeiture provisions under which certain of the shares granted will be forfeited if, or to the extent, Company fails to achieve the profit goals for 2009, 2010 and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

[31]	The shares granted by the award vest on March 7, 2012. They would vest earlier upon change in control of Company or upon termination of Mr. Armstrong’s employment without just cause. Provided, however, that this award contains forfeiture provisions under which certain of the shares granted will be forfeited if, or to the extent, Company fails to achieve the profit goals for 2009, 2010 and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

[32]	The shares granted by the award vest on March 7, 2012. They would vest earlier upon change in control of Company or upon termination of Mr. Brandewie’s employment without just cause. Provided, however, that this award contains forfeiture provisions under which certain of the shares granted will be forfeited if, or to the extent, Company fails to achieve the profit goals for 2009, 2010 and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

[33]	The shares granted by the award vest on March 7, 2012. They would vest earlier upon change in control of Company or upon termination of Mr. Stafford’s employment without just cause. Provided, however, that this award contains forfeiture provisions under which certain of the shares granted will be forfeited if, or to the extent, Company fails to achieve the profit goals for 2009, 2010 and 2011, as set forth in Company’s Profit Plan. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.
Narrative Explanation to Outstanding Equity Awards Table
     Mr. Campbell has never received restricted stock awards under the SBIP as long term incentive, except for (i) the 2002 award referenced in footnote #1 which was granted as a result of the Company’s initial public offering, and (ii) the 2008 award referenced in footnote #17 which is discussed below. As detailed in footnotes numbers 2 through 6, 13 and 14 above, all of the other awards to Mr. Campbell were granted in lieu of annual salary or in lieu of his annual cash incentive. On the Record Date, Mr. Campbell was granted a restricted stock award for 7,955 shares in lieu of $35,000 of his base salary for 2008. The restricted stock awards granted to Messrs. Regan and Armstrong referenced in footnotes #7 and #9 respectively were granted to them as a result of the Company’s initial public offering.
     Through 2007 the Compensation Committee has awarded stock options and restricted stock awards under the SBIP using a discretionary methodology based on prior grants and on individual performance. In 2008 the Compensation Committee resolved to review and refine its use of the SBIP to provide appropriate and effective long term incentives to Company’s employees, including the NEOs. Exercising the authority set forth in the Compensation Committee Charter, the Compensation Committee has retained an independent compensation consultant for assistance. On December 18, 2008, the Compensation Committee reviewed the Company’s Profit Plan, and considered the importance of that Profit Plan to the Company’s Capital Plan. Thereupon, the Committee resolved to issue, as long term incentive, restricted stock awards to key members of its senior management using annual earnings as the performance metric for forfeitures. Those awards are referenced in footnotes #17, and #30 through #33 inclusive. The forfeiture provisions are described in detail in the “Compensation Framework” segment of the CD&A, under the “Long Term Incentive” component.

Option Exercises and Stock Vested Table
Amounts realized on equity compensation during the last fiscal year:

	Option Awards		Stock Awards
	Number of Shares	Value Realized Upon	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Marshall J. Campbell	0	0	0	0
Timothy D. Regan	0	0	1,400	3,290
J. Stephen Armstrong	0	0	1,271	2,987
Douglas E. Brandewie	0	0	1,200	2,520
Richard W. Stafford	0	0	400	4,800
Narrative Explanation to Option Exercises and Stock Vested Table
     None of the restricted stock awards granted to Mr. Campbell under the Company’s SBIP vest until February 1, 2012. The initial restricted stock awards granted to Messrs. Regan and Armstrong on December 14, 2002 (“Initial Awards”) provided for “cliff vesting” on June 7, 2007. In conjunction with the restricted stock awards granted to Messrs. Regan and Armstrong on May 17, 2005, the vesting provisions for the Initial Awards were amended, effectively creating graded vesting over a six year period. The 1,400 shares referenced for Mr. Regan, and the 1,271 shares referenced for Mr. Armstrong, vested on December 14, 2008. The 1,200 shares referenced for Mr. Brandewie vested on December 31, 2008. The initial restricted stock award granted to Mr. Stafford on February 3, 2005 provided for “cliff vesting” on February 3, 2010. In conjunction with the restricted stock award granted to Mr. Stafford on May 17, 2005, the vesting provision for Mr. Stafford’s initial award was amended, effectively creating graded vesting over a six year period. The 400 shares referenced for Mr. Stafford vested on February 3, 2008.
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Nonqualified Deferred Compensation Table (ExSOP1 and Management Plan2) (2008)

	Executive	Registrant		Aggregate	Aggregate
	Contributions in Last	Contributions in Last	Aggregate Earnings in	Withdrawals/	Balance at Last
	Fiscal Year	Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year
Name	($)	($)	($) [3]	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Marshall J. Campbell	0	8,406	6,689	0	91,184 [4]
Timothy D. Regan	0	0	526	0	7,789
J. Stephen Armstrong	0	0	0	0	0
Douglas E. Brandewie	0	0	257	0	3,812
Richard W. Stafford	0	0	258	0	3,822

[1]	Mr. Campbell is excluded from participation in the Bank’s Employee Stock Ownership Plan (the “ESOP”). The Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) is intended to provide Mr. Campbell with the benefit he would have received under the ESOP, but without the ESOP limitations on the amount of compensation that may be taken into account.

[2]	Each NEO is eligible to defer cash incentives under the 2003 Amended and Restated Management Restricted Stock Purchase Plan (“Management Plan”) which permits, on an elective basis, the deferral of all or a portion of annual cash incentives awarded to key executives into restricted stock units (with a Company match of one additional restricted stock unit for each four full restricted stock units) and with the restricted stock units settled on a one-for-one basis in Company Common Stock after termination of employment. Under the Management Plan, dividend equivalents are automatic and are forfeitable in certain circumstances only if they relate to the Company match.

[3]	The amounts set forth in column (d) represent dividends paid on Company shares during 2008. Trading on Company Common Stock on the last trading day in 2007 closed at $12.27 per share, and closed on the last trading day of 2008 at $2.10 per share, causing losses for the NEOs’ accounts. The actual rates of return (losses) for 2008 were: Mr. Campbell, (82%); Mr. Regan, (83%); Mr. Brandewie, (83%); and Mr. Stafford, (83%).

[4]	This aggregated balance represents the sum of the value of Units (one share of Company stock for each Unit) under (i) the ExSOP, and (ii) the Management Plan.
Narrative Explanation of Nonqualified Deferred Compensation Table
     The activity set forth in this table reflects awards, and contributions, which were made to the ExSOP and to the Management Plan during the 2008 fiscal year which, under the terms of each Plan, were made on account of services provided, and Company operations, during Company’s 2007 fiscal year.

     Messrs. Campbell, Regan, Armstrong, Brandewie and Stafford were eligible to participate in the Management Plan. A participant may irrevocably elect to participate in the Management Plan for a plan year by giving written notice, early in that plan year, to the Committee of the participant’s election to defer all or any portion of the participant’s annual cash incentive for the plan year (the “Deferred Bonus”). The Company establishes a restricted stock account (the “RSU Account”) for each participant. On the last business day of the month in which the incentive bonus is determined with regard to each plan year, each participant’s RSU Account is credited with a number of restricted stock units equal to the dollar amount of the Deferred Bonus divided by the closing price of the Company’s Common Stock on the last trading day of the plan year. This amount is reported in column (b) for each NEO. For every four full restricted stock units credited to a participant’s RSU Account, on the same day as units are credited above, the Company credits the participant’s RSU Account with one additional restricted stock unit (the “Company Match”). The amount reported in column (c) reflects that no annual cash incentive was paid to any NEO in 2008. (The amount reported in column (c) for Mr. Campbell reflects only the benefit received by Mr. Campbell under the ExSOP, which is discussed below.)
     Under the Management Plan, on the date on which the Company pays cash dividends to its other stockholders, each participant will also be awarded additional restricted stock units equal to the product of the number of restricted stock units in the participant’s RSU Account multiplied by the dividend paid to the Company’s other stockholders for each share of Company Common Stock divided by the closing price of the Company’s Common Stock on the date the dividend is paid (or, if not a business day, on the first business day after the dividend is paid). These units will be subject to all terms and provisions of the Management Plan, including forfeiture and cancellation of restricted stock units credited to a participant’s RSU Account for dividend equivalents to the extent such dividend equivalents are attributable to the Company Match. This amount is reported in column (d) for Messrs. Regan, Brandewie and Stafford, and is included in the amount reported for Mr. Campbell in column (d).
     Mr. Campbell also receives benefits under the ExSOP. Mr. Campbell is excluded from participation in the Bank’s Employee Stock Ownership Plan (the “ESOP”). The Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) is intended to provide Mr. Campbell with the benefit he would have received under the ESOP, but without the ESOP limitations on the amount of compensation that may be taken into account. Under the ExSOP, the Company has established an account (the “Account”) in Mr. Campbell’s name to which it credits deferred compensation units (the “Units”). The number of Units to be credited to the Account is the number of shares of Company Common Stock that would have been allocated to Mr. Campbell under the Employee Stock Ownership Plan (“ESOP”) if he were a participant thereof, rounded to the nearest whole number of shares and provided that the limitations of Internal Revenue Code Section 401(a)(17) and Section 415 shall be disregarded and bonuses and non-qualified deferred compensation are included in the definition of “compensation” under the ExSOP. The grant date value of Units credited to the Account in 2008, $8,406, is the amount reported for Mr. Campbell in column (c).
     Under the ExSOP, Units are also to be credited to the Account equal to the amount of the dividend per share multiplied by the number of Units credited to the Account on the dividend payment date divided by the closing price of the Common Stock. Units are also to be credited to reflect dividends declared on the Company’s Common Stock between December 31st and the date Units are credited to the Account for each year. The value of those Units credited to the Accounts in 2008 is included in the amount reported for Mr. Campbell in column (d).
     The amounts set forth in column (d) represent exclusively dividends paid on Company shares during 2008. Trading on Company Common Stock on the last trading day in 2007 closed at $12.27 per share, and closed on the last trading day of 2008 at $2.10 per share, causing losses for the NEOs’ accounts. The actual rates of return (loss) for 2008 were: Mr. Campbell, (82%); Mr. Regan, (83%); Mr. Brandewie, (83%); and Mr. Stafford, (83%). The aggregate account balances for each NEO as of the end of 2008 are reported in column (f).

Qualified Plan Pension Benefits Table

	Number of
	Years	12/31/2007	12/31/2008
	Credited	Present Value of	Present Value of		Total Increase in
	Service as of	Accumulated	Accumulated	Payments	Present Value of
	1/1/2009	Benefit	Benefit	During Last	Accrued Benefits
Name	(#)	($)	($)	Fiscal Year	($)
J. Stephen Armstrong	8.083	74,000	85,000	0	11,000
Marshall J. Campbell	1.417	29,000	33,000	0	4,000
Timothy D. Regan	19.667	100,000	130,000	0	30,000
Narrative Explanation of Qualified Plan Pension Benefits Table
          Messrs. Campbell, Regan, and Armstrong have vested retirement benefits payable upon retirement under the ERISA qualified Financial Institutions Retirement Fund (“Pension Plan”). At Mr. Campbell’s recommendation, the Company froze eligibility to participate in the Plan effective February 1, 2003 and froze benefit accruals effective as of February 1, 2004. Freezing participation was based on an analysis of the total benefits provided to employees taking into consideration the establishment of the ESOP in 2001. Messrs. Brandewie and Stafford are not eligible for benefits under the Pension Plan Upon termination of employment after the named executive officer reaches 65, Messrs. Campbell, Regan, and Armstrong will receive benefits under the Pension Plan.
     The normal retirement age is age 65. The plan incorporates a five year vesting schedule and includes provisions for death and early retirement. The participant’s accrued benefits are calculated as of December 31, 2007 and December 31, 2008. The present value for the December 31, 2007 benefits were calculated by multiplying the benefits accrued by a present value factor based on an assumed age 65 retirement date, 1994 GAM mortality table projected 5 years, valuing 50% of the benefit at 5% interest and 50% of the benefit at 7.75% interest, and discounting to the current age at 7.75% interest. The present value of the December 31, 2008 benefits were calculated by multiplying the benefits accrued by a present value factor based on an assumed age 65 retirement date, 6.60% interest and 50% of the benefit using the 2000 RP Mortality table (generational mortality table for annuities) and 50% of the benefit using the 2000 RP Mortality table (static mortality table for lump sums). The difference between the present value of the December 31, 2008 accrued benefit and the present value of the December 31, 2007 accrued benefit is the “change in pension value” for the qualified plan. The normal benefit is payable in the form of a life annuity at age 65. Early retirement benefits can be taken at age 45 with a reduction of 3% times the number of years the participant’s age is less than 65. Each of the three referenced NEOs would be eligible for early retirement benefits.
     The Pension Plan provided for a normal benefit calculated at 1% of average annual salary times years of benefit service (adjusted for the formula in effect prior to January 1, 2003 when the benefit was 2% of average annual salary taking into consideration only the participant’s highest five years of salary). The annual benefit is paid in monthly installments. The plan also provides for a death benefit of 12 times the annual pension benefit (less the sum of pension benefits paid prior to death). The normal form of benefit can be taken, at the participant’s election (with spousal consent in some instances) in the form of lump sums or different forms of joint and survivor annuities which are the actuarial equivalent of the normal benefit.
     The Pension Plan having been frozen, employees hired after February 1, 2003 are not eligible to participate. Prior to that, employees were eligible to participate after one year of service.

Grants of Plan Based Awards (2008)

		Estimated Possible Payouts
		Under Non-Equity Incentive Plan			Estimated Future Payouts Under
		Awards			Equity Incentive Plan Awards
								All
								Other			Grant
								Stock	All Other		Date
								Awards:	Option		Fair
								Number	Awards:	Exercise	Value
								of	Number of	or Base	of Stock
								Shares	Securities	Price of	and
								of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Marshall J. Campbell	02/11/2008	0	135,000	202,500	N/A	N/A	N/A	0	0	N/A	0
	12/18/2008							100,000	N/A	N/A	201,000

Timothy D. Regan	02/11/2008	0	42,210	63,315	N/A	N/A	N/A	0	N/A	N/A	N/A
	04/09/2008							1,000			9,290
	04/09/2008								1,000	9.29	3,680
	04/09/2008								4,000	9.29	14,720
	12/18/2008							30,000			278,700

J. Stephen Armstrong	02/11/2008	0	45,600	68,400	N/A	N/A	N/A	0	N/A	N/A	N/A
	04/09/2008							1,000			9,290
	04/09/2008								1,000	9.29	3,680
	04/09/2008								4,000	9.29	14,720
	12/18/2008							20,000			185,800

Douglas E. Brandewie	02/11/2008	0	44,550	66,825	N/A	N/A	N/A	0	N/A	N/A	N/A
	04/09/2008							1,000			9,290
	04/09/2008								1,000	9.29	3,680
	04/09/2008								4,000	9.29	14,720
	12/18/2008							30,000			278,700

Richard W. Stafford	02/11/2008	0	43,500	65,250	N/A	N/A	N/A	0	N/A	N/A	N/A
	04/09/2008							1,000			9,290
	04/09/2008								1,000	9.29	3,680
	04/09/2008								4,000	9.29	14,720
	12/18/2008							30,000			278,700

Narrative Explanation to Grants of Plan Based Awards Table
     The amounts set forth in columns (c), (d) and (e) report the threshold, target and maximum possible bonus opportunities that were available for each NEO by grants under the Company’s Executive Bonus Plan for 2008. As reflected in column (l), the Compensation Committee made no payouts on any of those grants to any NEO for 2008. The material terms of the Executive Bonus Plan, the formula employed in its administration for 2008, and the discussion of the Compensation Committee’s decision to make no payouts to any of the NEOs, are discussed in part 3 of the Compensation Discussion & Analysis, under the segment entitled “Annual Cash Incentive.”
          On April 9, 2008 the Compensation Committee made equity awards as long term incentive to Messrs. Regan, Armstrong, Brandewie, and Stafford. In reaching its decision the Compensation Committee recognized that the Company’s financial performance for 2007 was caused by two external factors (discussed in the segment of this CD&A entitled “Annual Cash Incentive”), each of which was beyond the control of any of the NEOs. Recognizing the proactive manner in which the NEOs prepared for and dealt with those external factors, in an effort to provide the NEOs with incentive to continue to manage effectively the various effects of those factors the Compensation Committee awarded Messrs. Regan, Armstrong, Brandewie, and Stafford the following equity awards:
o	Restricted Stock Award for 1,000 shares of Company Common Stock. Each award will vest on April 9, 2013. Each award would vest earlier upon the death of the awardee, the awardee’s disability, or upon a change in control of the Company. Each award would be forfeited upon any one of the following events:
               (i) The sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is not reduced by 50% by December 31, 2010;
               (ii) The sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is not reduced by 40% by December 31, 2010;
               (iii) The Compensation Committee, by resolution, fails to resolve by December 31, 2010 that the Company has made satisfactory progress in Company’s Total Quality Improvement initiative.
o	Incentive Stock Option Award for 4,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable if (A) the sum of Bank’s Total Past Due loans, its Nonperforming Assets and its Other Real Estate Owned, is reduced by 50% by not later than December 31, 2010; and (B) the sum of Bank’s 90 Day Past Due loans, its Nonperforming Assets, and its Other Real Estate Owned, is reduced by 40% by not later than December 31, 2010.

o	Incentive Stock Option Award for 1,000 shares of Company Common Stock. The exercise price is $9.29 per share. The options are not exercisable after April 9, 2020. The options become exercisable when the Compensation Committee, by resolution, resolves that the Company has made satisfactory progress in Company’s Total Quality Improvement Initiative.
Each of those three NEOs received awards for the same number of shares and on the same conditions. The Compensation Committee also proposed to award Mr. Campbell a Restricted Stock Award for 2,000 shares of Company Common Stock, and an Incentive Stock Option Award for 10,000 shares of Company Common Stock. The terms and conditions of each of the proposed awards were to have been the same as the awards to Messrs. Regan, Armstrong and Brandewie. At Mr. Campbell’s specific request to the Compensation Committee, no such equity awards were granted to him.

          During 2008, the Compensation Committee resolved to review and refine its use of the SBIP to provide appropriate and effective long term incentives to Company’s employees, including the NEOs. Using the authority set forth in the Compensation Committee Charter, the Committee retained Amalfi Consulting, LLC, an independent consultant on executive compensation matters for assistance in developing a performance-based equity granting methodology based on the performance of the Company and the individual plan participant.
          On December 18, 2008, the Compensation Committee reviewed the Company’s Profit Plan, and considered the importance of that Profit Plan to the Company’s Capital Plan. Thereupon, the Committee resolved to issue, as long term incentive, restricted stock awards to key members of its senior management using annual earnings as the performance metric for forfeitures. The following Long Term Incentive Restricted Stock Awards were granted to the NEOs: Mr. Campbell (100,000 shares), Mr. Regan (30,000 shares), Mr. Armstrong (20,000 shares), Mr. Brandewie (30,000 shares), and Mr. Stafford (30,000 shares). Each NEO’s award will vest on March 7, 2012, and will vest earlier upon change in control of Company or upon termination of the NEO’s employment without just cause; but each award is subject to forfeiture, as follows:
o	Approximately one-third of the shares awarded (the “2009 Shares”) will be subject to forfeiture on March 14, 2010 in the event the Company’s Earnings Per Share (“EPS”) goal for calendar year 2009 as set forth in the Company’s Profit Plan (the “2009 Goal”) is not attained. To the extent the Company does not have EPS, all 2009 Shares will be forfeited. To the extent Company achieves EPS in the 2009 calendar year which are less than the 2009 Goal, the 2009 Shares forfeited for that year will be the 2009 Shares multiplied by a fraction, the numerator of which is the difference between (i) the 2009 Goal; and (ii) the EPS achieved by the Company for 2009, and the denominator of which is the 2009 Goal. Any of the 2009 Shares which are forfeited under this subparagraph would be added to the 2010 Shares, and the 2010 Shares would be increased thereby.

o	Approximately one-third of the shares awarded (the “2010 Shares”) will be subject to forfeiture on March 14, 2011 in the event the Company’s EPS goal for calendar year 2010 as set forth in the Company’s Profit Plan (the “2010 Goal”) is not attained. To the extent Company does not have EPS, all 2010 shares will be forfeited. To the extent Company achieves EPS in the 2010 calendar year which are less than the 2010 Goal, the 2010 Shares forfeited for that year will be the 2010 Shares multiplied by a fraction, the numerator of which is the difference between (i) the 2010 Goal; and (ii) the EPS achieved by the Company for 2010, and the denominator of which is the 2010 Goal. Any of the 2010 Shares which are forfeited under this subparagraph would be added to the 2011 Shares, and the 2011 Shares would be increased thereby.

o	Approximately one-third of the shares awarded (the “2011 Shares”) will be forfeited on March 7, 2012 if Company’s EPS for calendar year 2011 as set forth in the Company’s Profit Plan (the “2011 Goal”) is not attained. To the extent Company does not have EPS, all 2011 shares will be forfeited. To the extent Company achieves EPS in the 2011 calendar year which are less than the 2011 Goal, the 2011 Shares forfeited for that year will be the 2011 shares multiplied by a fraction, the numerator of which is the difference between (i) the 2011 Goal; and (ii) the EPS achieved by the Company for 2011, and the denominator of which is the 2011 Goal.
At any time prior to the distribution of share certificates, the number of shares to be forfeited, or not to be forfeited, shall be recomputed to the extent necessary to reflect any restatement of EPS for the applicable year.

Director Compensation Table (2008)

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Walid Demashkieh	39,550	0	0	0	0	0	39,550
Ronald W. Cooley	33,650	0	0	0	0	0	33,650
Dan L. DeGrow	23,350	0	0	0	0	0	23,350
Janice U. Whipple	29,800	0	0	0	0	0	29,800
Daniel G. Lockwood	31,400	0	0	0	0	0	31,400
Bethany Ann Belanger	26,950	0	0	0	0	0	26,950
Narrative Explanation of Director Compensation Table
     Non-employee Directors of the Company receive an annual retainer of $8,000. Non-employee Directors of the Bank also receive an annual retainer of $8,000. In each case, the annual retainer for the Lead Director is $10,000. Annual retainers are paid regardless of Board meeting attendance. Board and Committee meeting fees are paid as follows: $750 per each Board meeting attended; and $600 per each Committee meeting attended, except for the Committee chair who is paid $800 per meeting attended. Directors who are also employees of the Company do not receive additional compensation for their service as Directors.
     The Company maintains a Directors’ Deferred Fee Plan (the “Directors’ Plan”). Under the Directors’ Plan, non-employee Directors of the Company or the Bank may elect to acquire shares of Common Stock through deferral of fees. A Director who elects to participate in the Directors’ Plan specifies, in advance, the amount of fees to be deferred and whether Common Stock, ultimately distributed to the Director, will be distributed in a “lump sum” or in “installments.” Each participating Director has certain options as to the timing of these distributions, including distribution upon termination of service, at the Director’s normal retirement date or at a date between these two dates as specified by the Director. On April 26, 2007 the Directors’ Plan was amended, effective May 24, 2007, to provide that each Director shall be deemed to have elected to defer 100% of that Director’s annual retainer into the Directors’ Plan.
     Under the Directors’ Plan, each Director is generally credited with share units for each calendar quarter equal to the Director’s deferred fees for that quarter, divided by the closing price of the Common Stock on the last trading day of the quarter. Each Director also receives dividend equivalents on the share units held in the Directors’ Plan for the Director’s account.

     Generally, a Director receives one share of Common Stock for every share unit credited to the Director. In the event of a change in control of the Company or unforeseeable emergency of a Director, the Compensation Committee may decide that all or a portion of the share units may be immediately distributed to the Director. After the death of a Director, the Director’s beneficiaries will receive the distributions to which the Director would have otherwise been entitled.
     The Company prepares for its obligations under the Directors’ Plan by having a Rabbi Trust hold Common Stock that is expected to be needed to fulfill the Company’s obligations to Directors under the Directors’ Plan (although the assets of that Trust are subject to the claims of the Company’s general creditors).
     As non-employee members of the boards of directors of both the Company and the Bank on May 24, 2007, Mrs. Whipple, Ms. Belanger and Messrs. Cooley, DeGrow and Lockwood received annual retainers of $8,000 for each of those two positions. As the Lead Director of the board of directors of Company, and as the Lead Director of the Bank, Dr. Demashkieh received annual retainers of $10,000 for each of those two positions. All remaining fees were earned for attending board and committee meetings.
     Directors are also eligible to receive stock options and restricted stock under the 2001 Stock-Based Incentive Plan (“SBIP”). No equity was granted to any of the non-employee directors under the SBIP in 2008. The aggregate number of option awards outstanding at fiscal year end were: Dr. Demashkieh, 3,300; Mr. Cooley, 3,300; Mrs. Whipple, 3,300; Mr. Lockwood, 0; and Ms. Belanger, 0.
     Dr. Demashkieh, Mr. Cooley, Mr. Lockwood, Ms. Belanger, and Mrs. Whipple elected to acquire Company shares through deferral of their earned fees for meetings of the boards of directors and meetings of committees held during 2008 pursuant to the Company’s Directors’ Deferred Fee Plan. Each of them has so elected with respect to all such meetings held after January 1, 2008.
Compensation Committee Interlocks and
Insider Participation
     In 2008 the Compensation Committee members were Walid Demashkieh, M.D., Chairman, Ronald W. Cooley and, prior to his retirement from the board of directors in May of 2008, Gerald R. Bouchard. No executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Compensation Committee. The regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation Committee. During the past year, certain directors and officers, including members of the Compensation Committee, and one or more of their associates have been customers of and had business transactions with the Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

Transactions with Related Parties
     Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company, the Bank, or subsidiaries of Company or the Bank, in the ordinary course of business during 2008. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, except (in the case of officers but not directors) for certain residential and consumer loans made pursuant to programs generally available to all employees of the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and more than ten percent shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities. Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders during 2008 were satisfied on a timely basis.
Recommendation of Board of Directors
     The Board of Directors recommends a vote “FOR” the election of the nominees, and your proxy will be so voted unless you specify otherwise.
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.Proposal 2 — Amendment to Certificate of Incorporation
to Increase Authorized Shares
Purpose of Proposal 2
     The Company’s Board of Directors has adopted a resolution recommending an increase in the Company’s total number of authorized shares from 21,000,000 to 501,000,000, all of which increase is allocated to common shares. Under the proposal, authorized common shares would increase from 20,000,000 to 500,000,000, and the authorized number of preferred shares would remain unchanged at 1,000,000. If approved by the shareholders, the Company will amend Paragraph A of Article Fourth of its Certificate of Incorporation to reflect the proposed increase described above and file the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The text of the proposed changes to Paragraph A of Article Fourth of the Certificate of Incorporation is set forth as Annex A to this proxy statement. As of the Record Date, 8,223,968 shares of the Company’s Common Stock were issued and outstanding. No shares of the Company’s Preferred Stock are issued or outstanding.
     On July 24, 2008, the Board of Directors issued a Directive to Senior Management (the “Board Directive”) to undertake to maintain, and the Bank subsequently entered into a Memorandum of Understanding (“MOU”) with its regulators to maintain, a minimum Tier 1 capital ratio of 8% of the Bank’s total assets. The Company is presently evaluating alternatives to raise the required additional capital necessary to achieve compliance with the Board Directive and the MOU and to return the Bank to a well capitalized position under applicable capital regulations. One of the alternatives under consideration involves an offering of common stock. We are proposing this increase in authorized common shares in order to be certain that the Company has sufficient shares to undertake a potential common stock offering and to assure flexibility in the future. This would avoid the possible delay and expense of calling and holding a special meeting at a later date. In addition to providing the shares necessary for a common stock offering, the Company may also use the additional shares in connection with certain merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other corporate purposes.
     The Board of Directors has retained the services of an investment banking firm with extensive experience assisting U.S. financial services companies, in Company’s review and evaluation of potential capital raising alternatives, merger transactions and other strategic alternatives. The Board of Directors has not determined to take any particular action at this time.
Possible Anti-Takeover Effect of Proposal 2
     The proposed increase in the authorized number of shares of Common Stock could, in some situations, have the effect of discouraging unsolicited takeover attempts or inhibiting the removal of incumbent management and may limit the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. For example, the issuance of the newly authorized shares of common stock could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by rendering a transaction proposed by such persons more costly, or by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some shareholders.

     As indicated under the section of the Proxy Statement captioned “Stock Ownership,” a group of investors (the “Group”) filed a Schedule 13D with the Securities and Exchange Commission on October 22, 2008 reporting an aggregate ownership interest in the Company’s Common Stock of 9.18%. The Company’s Board of Directors has not presented this Proposal 2 as a result of actions taken by the Group or as a result of any knowledge of any other specific effort to accumulate the Company’s securities or any effort to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. However, any future issuance of Common Stock by the Company may significantly dilute the percentage of equity ownership of the Group.
Potential for Dilution to the Ownership of Existing Shareholders
     If Proposal 2 is approved, the additional authorized shares of Common Stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Because our Common Stock is traded on the NASDAQ Global Select Market, shareholder approval must be obtained, under applicable NASDAQ rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the Company’s then outstanding shares of Common Stock at a discount to the greater of book or market value of the Company in connection with a private financing or an acquisition or merger. The issuance of shares of Common Stock pursuant to a public offering would not require the approval of the Company’s shareholders.
     The additional Common Stock to be authorized by adoption of the proposed amendment to our Certificate of Incorporation would have rights identical to our currently outstanding Common Stock. The proposed increase in the number of shares of Common Stock will not change the number of shares of stock outstanding; nor will it have any immediate dilutive effect or change the rights of current holders of our Common Stock. However, to the extent that the additional authorized shares are issued in the future, they may significantly dilute the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may also significantly dilute earnings and book value on a per share basis. The Company’s shareholders have no preemptive rights to subscribe for additional shares of Common Stock when issued, which means that current shareholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of the Company’s Common Stock.
Vote Required
     The affirmative vote of at least a majority of the shares entitled to vote at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to Proposal 2. Therefore, abstentions and broker non-votes will have the effect of votes cast “AGAINST” Proposal 2. If any shareholder executes and returns a proxy card without providing specific voting instructions with respect to this Proposal 2, all shares represented by such proxy will be voted as recommended by the Board of Directors on this Proposal 2.
Recommendation of Board of Directors
The Board of Directors unanimously recommends a vote “FOR” the approval of this Proposal 2.

Proposal 3 — Adjournment of the Company’s Annual Meeting
     If at the Annual Meeting the number of shares of the Company’s Common Stock present or represented and voting in favor of Proposal 2 is insufficient to approve such proposal, the Company’s management may move to adjourn, postpone or continue the Annual Meeting in order to enable the Board of Directors to continue to solicit additional proxies in favor of Proposal 2. In that event, shareholders will be asked to vote only upon this Proposal 3, and not on Proposal 2.
     Under this Proposal 3, the Company is asking shareholders to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Annual Meeting and any later adjournments. If the Company’s shareholders approve this Proposal 3, the Company could adjourn, postpone or continue the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of Proposal 2, including the solicitation of proxies from the shareholders that have previously voted against Proposal 2. Among other things, approval of this Proposal 3 could mean that, even if proxies representing a sufficient number of votes against Proposal 2 have been received, the Company could adjourn, postpone or continue the Annual Meeting without a vote on the Proposal 2 and seek to convince the holders of those shares to vote such shares in favor of Proposal 2.
     The Company’s Board of Directors believes that if the number of shares of its Common Stock present or represented at the Annual Meeting and voting in favor of the Proposal 2 is insufficient to approve such proposal, it is in the best interests of the shareholders to enable the Company, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal 2.
     This Proposal 3 shall be determined by a majority of the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes, which are not considered to be votes cast, will have no effect on the outcome of this Proposal 3. If any shareholder executes and returns a proxy card without providing specific voting instructions with respect to this Proposal 3, all shares represented by such proxy will be voted as recommended by the Board of Directors on this Proposal 3.
Recommendation of Board of Directors
The Board of Directors unanimously recommends a vote “FOR” the approval of this Proposal 3.
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Proposal 4 — Ratification of Independent Registered Public Accounting Firm
     The Audit Committee of the Board of Directors proposes and recommends that the shareholders ratify the selection by the Committee of the firm of BDO Seidman, LLP to serve as the independent registered public accounting firm for the Company for the year 2009. Representatives of BDO Seidman, LLP will be present at the Annual Meeting to make such comments as they desire and to respond to appropriate questions from shareholders of the Company. Action by the shareholders is not required by law in the appointment of the independent registered public accounting firm, but the appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders the final choice in the designation of the independent registered public accounting firm. If the resolution approving BDO Seidman, LLP as the Company’s independent registered public accounting firm is rejected by the shareholders then the Committee will reconsider its choice of independent registered public accounting firm. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Independent Registered Public Accounting Firm Fees
     The following table sets forth the aggregate fees billed to the Company, including out-of-pocket expenses, for the fiscal years ended December 31, 2008 and December 31, 2007 by BDO Seidman, LLP, the Company’s independent registered public accounting firm:

	December 31, 2008	December 31, 2007
Audit Fees (1)	$718,000	$389,000
Audit-Related Fees (2)	0	0
Tax Fees	—	—
All Other Fees	—	—
Total	$718,000	$389,000

(1)	All services that are performed to comply with auditing standards of the Public Company Accounting Oversight Board are included in this category. Also included are fees for services that normally are provided by the accountant in connection with statutory and regulatory filings or engagements, which include: financial audits, quarterly reviews, attest services, statutory audits, comfort letters, consents, “Section 404” audit of Company’s internal controls, and review of documents to be filed with the SEC. Certain services, such as tax services and accounting consultations, are not reported as audit services. To the extent that such services are necessary to comply with auditing standards of the Public Company Accounting Oversight Board (i.e., tax accrual work), an appropriate allocation of those fees is included in this category. None of the audit hours were performed by people other than full time employees of the independent registered public accounting firm.

(2)	This category includes assurance and related services that are traditionally performed by an independent registered public accounting firm such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, and special assignments related to internal control reviews.
     The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, except as described below.

     The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm, during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by BDO Seidman, LLP pursuant to these exceptions.
     The Board of Directors recommends that stockholders vote “FOR” Proposal 4, the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and your proxy will be so voted unless you specify otherwise.
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Other Information about the Company
     The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation materials or as having been incorporated by reference into this Proxy Statement.
     A copy of the report on Form 10-K (without exhibits) for the twelve month period ended December 31, 2008, as filed with the SEC, will be furnished without charge to all persons who were stockholders of the Company as of the close of business on the Record Date upon written request to Timothy D. Regan, Secretary, Citizens First Bancorp, Inc., Corporate Office, 525 Water Street, Port Huron, Michigan 48060. In addition, a copy of the Company’s Report on Form 10-K with exhibits for the twelve month period ended December 31, 2008 is also available free of charge on the Company’s website, which is at www.cfsbank.com.
Stockholder Proposals and Nominations
     The Company must receive proposals that stockholders seek to include in the proxy statement and form of proxy for the Company’s next annual meeting no later than December 21, 2009 unless next year’s annual meeting is held on a date more than 30 calendar days from May 21, 2009. In such a case, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.
     The Bylaws of the Company, which are posted on the Company’s website, and a copy of which may be obtained from the Company, set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including making nominations for director. Pursuant to the Bylaws, only business brought by or at the direction of the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide that for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company’s notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made.
By Order of the Board of Directors,
Timothy D. Regan
Secretary
Port Huron, Michigan
April 30, 2009

ANNEX A
Form of Amendment to Paragraph A of Article Fourth of the Certificate of Incorporation of
Citizens First Bancorp, Inc.
FOURTH:
A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred-one million (501,000,000) consisting of:
1.	One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.	Five hundred million (500,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

ANNUAL MEETING OF STOCKHOLDERS May 21, 2009 — 10:00 a.m. EDST THIS PROXY IS SOLICIATED ON BEHALF OF THE BOARD OF DIRECTORS I, the undersigned stockholder of Citizens First Bancorp, Inc. (the “Company”), Port Huron, Michigan, do hereby nominate, constitute, and appoint Daniel G. Lockwood, Janice U. Whipple, Walid Demashkieh, M.D. and Ronald W. Cooley, and each of them, with full power of substitution and power to act alone, and in my name, place and stead, to vote all the common stock of said Company, standing in my name on its books on March 23, 2009, at the Annual Meeting of the stockholders to be held on May 21, 2009 at 10:00 A.M. (EDST) at the Harborside Office Center, 1411 Third Street, Port Huron, Michigan or any postponements or adjournments thereof with all the powers the undersigned would possess if personally present as follows. This proxy revokes all prior proxies given by the undersigned. Please be sure to sign and date this Proxy in the box below. Date: Stockholder sign above Co-holder (if any) sign above (When signing as Attorney, Executor, Administrator, Trustee, Guardian, please give full title. If more than one Trustee, all should sign. All joint owners should sign.) PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING 1. To elect two members (terms to expire 2012) to the Board of Directors. With- For All For hold Except Nominees: Marshall J. Campbell and Bethany Ann Belanger INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below. 2. Proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 20,000,000 to 500,000,000. For Against Abstain 3. Proposal to approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt the proposed amendment to Company’s Certificate of Incorporation to increase the number of authorized shares of common stock as set forth in Proposal 2. For Against Abstain 4. To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. For Against Abstain 5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy is solicited by the Board of Directors and confers authority to vote “FOR” the nominees noted above, “FOR” Proposal 2 above, “FOR” Proposal 3 above, and “FOR” ratification of BDO Seidman, LLP pursuant to 4 above, unless otherwise marked. If any other business is presented at the meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors. All shares represented by properly executed proxies will be voted as directed. The Board of Directors recommends a vote “FOR” the directors nominated by the Board of Directors, “FOR” Proposal 2 above, “FOR” Proposal 3 above, and “FOR” the ratification of BDO Seidman, LLP as independent registered public accounting firm for 2009. This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy.

Detach above card, sign, date and mail in postage paid envelope provided. CITIZENS FIRST BANCORP, INC. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2009. The proxy statement and annual report to security holders are available at www.cfpproxy.com/5089 VOTE BY INTERNET www.proxyvotenow.com/ctzn VOTE BY TELEPHONE 1-866-233-2408 VOTE BY MAIL Use the Internet to submit your proxy until 9:00 a.m. EDST, Use any touch-tone telephone to submit your proxy Please mark, sign, date and on the morning of the Annual Meeting, May 21, 2009. until 9:00 a.m. EDST, on the morning of May 21, 2009. promptly mail your proxy card Have your proxy card in hand when you access the Have your proxy card in hand when you call and follow using the postage-paid envelope Website listed above and follow the instructions provided. The instructions provided. provided or return your proxy card to: Citizens First, c/o Timothy D. Regan, 525 Water Street, Port Huron, MI 48060, to ensure that your vote is received prior to the Annual Meeting on May 21, 2009.